UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

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CHART INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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CHART INDUSTRIES, INC.

One Infinity Corporate Centre Drive, Suite 300

Garfield Heights, Ohio 44125-5370

April 9, 2013

To the Stockholders of Chart Industries, Inc.:

This year’s Annual Meeting of Stockholders of Chart Industries, Inc. will be held at 9:00 a.m., Eastern Time, on Thursday, May 23, 2013 at the company’s headquarters located at One Infinity Corporate Centre Drive, 1st Floor, Garfield Heights, Ohio 44125-5370. We will be reporting on Chart’s activities and you will have an opportunity to ask questions about our operations.

We hope that you are planning to attend the Annual Meeting personally and we look forward to seeing you. Whether or not you expect to attend in person, the return of the enclosed proxy card as soon as possible or the submission of a proxy by telephone or the internet by following the instructions on the proxy card would be greatly appreciated and will ensure that your shares will be represented at the Annual Meeting. If you do attend the Annual Meeting, you may, of course, withdraw your previously submitted proxy should you wish to vote in person.

On behalf of the Board of Directors and management of Chart Industries, Inc., I would like to thank you for your continued support and confidence.

Sincerely yours,

Samuel F. Thomas

Chairman, Chief Executive Officer and President

CHART INDUSTRIES, INC.

One Infinity Corporate Centre Drive, Suite 300

Garfield Heights, Ohio 44125-5370

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 23, 2013

To the Stockholders of Chart Industries, Inc.:

The Annual Meeting of Stockholders of Chart Industries, Inc. will be held at 9:00 a.m., Eastern Time, on Thursday, May 23, 2013 at the company’s headquarters located at One Infinity Corporate Centre Drive, 1st Floor, Garfield Heights, Ohio 44125-5370, for the following purposes:

1.	To elect seven directors for a term of one year;

2.	To ratify the selection of Ernst & Young LLP, an independent registered public accounting firm, to examine the financial statements of the company for the year ending December 31, 2013;

3.	To approve, on an advisory basis, the company’s executive compensation; and

4.	To transact any other business as may properly come before the Annual Meeting.

Only holders of the company’s common stock of record as of the close of business on Tuesday, March 26, 2013 are entitled to vote at the Annual Meeting. It is important that your shares be represented at the Annual Meeting. For that reason, we ask that you promptly sign, date and mail the enclosed proxy card in the return envelope provided or submit a proxy by telephone or the internet by following the instructions on the proxy card. Stockholders who attend the Annual Meeting may revoke their previously submitted proxy and vote in person.

By Order of the Board of Directors,

Samuel F. Thomas

Chairman, Chief Executive Officer and President

YOUR VOTE IS IMPORTANT

WE URGE YOU TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR SUBMIT A PROXY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. YOUR PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE TIME IT IS VOTED AT THE ANNUAL MEETING.

CHART INDUSTRIES, INC.

One Infinity Corporate Centre Drive, Suite 300

Garfield Heights, Ohio 44125-5370

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

Mailed on or about April 9, 2013

Why am I receiving these materials?

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chart Industries, Inc. (the “Company”, “Chart” or “we”) for use at the Annual Meeting of Stockholders of the Company on May 23, 2013 at 9:00 a.m., Eastern Time, and any adjournments or postponements thereof (the “Annual Meeting”). The time, place and purposes of the Annual Meeting are stated in the Notice of Annual Meeting of Stockholders accompanying this proxy statement.

Why do the proxy materials contain information regarding the internet availability of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company will provide access to our proxy materials over the internet. Proxy materials for the Company’s Annual Meeting, including the 2012 Annual Report and this proxy statement, are available over the internet by accessing http://www.chartindustries.com/proxy2013. While the Company elected to mail complete sets of the proxy materials for this year’s Annual Meeting, in the future you may receive only a Notice of Internet Availability of Proxy Materials and you will have to request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request an additional printed copy are available at http://www.chartindustries.com/proxy2013. You also can obtain a printed copy of this proxy statement, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125, or by submitting a request via email to matt.klaben@chartindustries.com or by telephone at (216) 626-1216.

Who is paying for this proxy solicitation?

The expense of soliciting proxies, including the cost of preparing, assembling and mailing the notice, proxy statement and proxy, will be borne by us. We may pay persons holding our common stock (“Common Stock”) for expenses incurred in sending proxy materials to their principals. In addition to solicitation of proxies by mail, our directors, officers and employees, without additional compensation, may solicit proxies by telephone, electronically via e-mail and personal interview.

What voting rights do I have as a Stockholder?

On each matter to be voted on, you have one vote for each outstanding share of our Common Stock you own as of March 26, 2013, the record date for the Annual Meeting. Only stockholders of record at the close of business on March 26, 2013 are entitled to receive notice of and to vote at the Annual Meeting. On this record date, there were 30,315,214 shares of Common Stock outstanding and entitled to vote. Stockholders do not have the right to vote cumulatively in the election of directors.

How do I vote?

If you are a stockholder of record, you can vote: (i) in person at the Annual Meeting; or (ii) by signing and mailing in your proxy card in the enclosed envelope; or (iii) by submitting a proxy by telephone by calling 1-800-690-6903 or via the Internet at www.proxyvote.com. Stockholders who wish to attend the Annual Meeting in person may receive directions to the Annual Meeting location by contacting our Secretary at 216-626-1216. Proxies submitted via the telephone or internet must be received by 11:59 p.m. Eastern Time on

May 22, 2013. More detailed instructions are included on the proxy card. In order to submit a proxy via the telephone or internet, you must have the enclosed proxy card available and follow the instructions on the proxy card.

If you are a stockholder of record, the proxy holders will vote your shares based on your directions. If you sign and return your proxy card, but do not properly direct how your shares of Common Stock should be voted, the proxy holders will vote “FOR” the director nominees, “FOR” the ratification of Ernst & Young LLP, and “FOR” the approval, on an advisory basis, of the Company’s executive compensation. The proxy holders will use their discretion on any other proposals and other matters that may be brought before the Annual Meeting.

If you hold shares of Common Stock through a broker or nominee, you may vote in person at the Annual Meeting only if you have obtained a signed proxy from your broker or nominee giving you the right to vote your shares.

Can I revoke or change my vote after I submit a proxy?

Yes. You can revoke your proxy or change your vote at any time before the proxy is exercised at the Annual Meeting. This can be done by either submitting another properly completed proxy card with a later date, sending a written notice to our Secretary (we must receive your new proxy card before the Annual Meeting begins), or you may attend the Annual Meeting and vote in person. You should be aware that simply attending the Annual Meeting will not automatically revoke your previously submitted proxy, rather you must notify a Chart representative at the Annual Meeting of your desire to revoke your proxy and vote in person.

What vote is required to approve each of the proposals?

•

Election of Directors (Proposal 1). The nominees receiving the greatest number of votes will be elected. A proxy card marked “Withhold” or “For All Except” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated. Abstentions and broker non-votes will have no effect on the election of directors.

•

Auditor Ratification (Proposal 2). Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm requires the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy. A proxy card marked “Abstain” with respect to this proposal will not be voted, although it will be counted for purposes of determining the total number of shares entitled to vote at the meeting. Accordingly, if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the ratification.

•

Approval, on an advisory basis, of the Company’s executive compensation (Proposal 3). The executive compensation advisory vote will be decided by the affirmative vote of a majority of the shares entitled to vote and present in person or by proxy. A proxy card marked “Abstain” with respect to this proposal will not be voted, although it will be counted for purposes of determining the total number of shares entitled to vote at the meeting. Accordingly, if you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect on the proposal. Although the vote is non-binding, the Board of Directors and the Compensation Committee will review the voting results in connection with their ongoing evaluation of our executive compensation program.

What constitutes a quorum?

A quorum of stockholders will be present at the Annual Meeting if at least a majority of the aggregate voting power of Common Stock outstanding on the record date is represented, in person or by proxy, at the Annual Meeting. With 30,315,214 shares outstanding as of the close of business on the record date, stockholders representing at least 15,157,608 shares will be required to establish a quorum. Abstentions and broker non-votes will be counted towards the quorum requirement.

Can Stockholders make proposals for the 2013 Annual Meeting?

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting. To be included in the proxy statement for the Annual Meeting, the Company must have received such proposals no later than December 11, 2012.

Pursuant to the Company’s By-Laws, stockholders may present proposals that are proper subjects for consideration at an annual meeting. The Company’s By-Laws require all stockholders who intend to make proposals at an annual meeting to submit their proposals to the Company within specific dates in order to be eligible for consideration at an annual meeting. See “Corporate Governance and Related Matters—Stockholder Communications with the Board” and “Stockholder Proposals for 2014 Annual Meeting” for a detailed discussion of this By-Laws provision. To be eligible for consideration at the Annual Meeting for 2013, proposals that were not submitted for inclusion in the proxy statement by December 11, 2012 must have been received by the Company no earlier than January 24, 2013 and no later than February 23, 2013. The Company has not received any stockholder proposals for the 2013 Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our Common Stock as of March 26, 2013 by:

•	each person who is known by us to own beneficially more than 5% of our Common Stock;

•	each director and each of our named executive officers; and

•	all members of our Board of Directors and our executive officers as a group.

	Shares Beneficially Owned(1)
Name of Beneficial Holder	Number	Percent of Common Stock
Artisan Partners Holdings LP(2)	2,245,700	7.5%
Capital World Investors(3)	1,736,765	5.8%
The Vanguard Group(4)	1,637,964	5.4%
BlackRock, Inc.(5)	1,584,573	5.3%
Samuel F. Thomas(6)	421,670	1.4%
Michael F. Biehl(7)	25,408	*
Matthew J. Klaben(8)	38,052	*
Kenneth J. Webster(9)	7,452	*
W. Douglas Brown(10)	5,346	*
Richard E. Goodrich(11)	5,498	*
Steven W. Krablin(12)	8,270	*
Michael W. Press(13)	8,236	*
James M. Tidwell(14)	3,795	*
Thomas L. Williams(15)	3,314	*
All directors and officers as a group (10 persons)(16)	527,041	1.7%

(1)	In accordance with SEC rules, each beneficial owner’s holdings have been calculated assuming full exercise or conversion of outstanding options and stock rights covering Common Stock, if any, exercisable by such owner within 60 days after March 26, 2013, but no exercise of outstanding options or stock rights covering Common Stock held by any other person.
(2)	According to a Schedule 13G filed with the SEC on February 6, 2013, Artisan Partners Holdings LP, for itself and Artisan Investment Corporation, Artisan Partners Limited Partnership, Artisan Investments GP LLC, ZFIC, Inc., Andrew A. Ziegler, and Carlene M. Ziegler (collectively, “Artisan”), reported beneficial ownership of an aggregate of 2,245,700 shares, including shared voting power over 2,135,500 shares and shared dispositive power over 2,245,700 shares. Artisan is located at 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202.
(3)	According to a Schedule 13G filed with the SEC on February 13, 2013, Capital World Investors, a division of Capital Research and Management Company, reported beneficial ownership of an aggregate of 1,736,765 shares, including sole voting and dispositive power over 1,736,765 shares. Capital World Investors is located at 333 South Hope Street, Los Angeles, CA 90071.
(4)	According to a Schedule 13G filed with the SEC on February 13, 2013, The Vanguard Group, for itself and Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. (collectively, “Vanguard”), reported beneficial ownership of an aggregate of 1,637,964 shares, including sole voting power over 42,458 shares, sole dispositive power over 1,596,906 shares, and shared dispositive power over 41,058 shares. In its Schedule 13G, Vanguard further specified that Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. are wholly-owned subsidiaries of The Vanguard Group, Inc. and are beneficial owners of 41,058 shares and 1,400 shares, respectively. Vanguard is located at 100 Vanguard Blvd., Malvern, PA 19355.
(5)	According to a Schedule 13G filed with the SEC on January 30, 2013 by BlackRock, Inc., reporting beneficial ownership for itself and BlackRock Advisors, LLC, BlackRock Financial Management, Inc.,

BlackRock Investment Management, LLC, BlackRock Asset Management Australia Limited, BlackRock Asset Management Canada Limited, BlackRock Advisors (UK) Limited, BlackRock Fund Advisors, BlackRock International Limited, BlackRock Institutional Trust Company, N.A., BlackRock Japan Co. Ltd. and BlackRock Investment Management (UK) Limited (collectively “BlackRock”), BlackRock reported having sole voting and dispositive power over 1,584,573 shares. BlackRock is located at 40 East 52nd Street, New York, New York 10022.
(6)	Mr. Thomas is a director and executive officer of the Company. Shares beneficially owned by Mr. Thomas include 144,515 shares which he has the right to acquire within 60 days of March 26, 2013 through the exercise of stock options, 40,750 shares which are owned by his spouse and 179,620 shares held by separate trusts for the benefit of Mr. Thomas’ family.
(7)	Mr. Biehl is an executive officer of the Company. Shares beneficially owned by Mr. Biehl include 1,460 shares which he has the right to acquire within 60 days of March 26, 2013 through the exercise of stock options and 15,500 shares held by Mr. Biehl’s spouse in a family trust.
(8)	Mr. Klaben is an executive officer of the Company. Shares beneficially owned by Mr. Klaben include 15,057 shares which he has the right to acquire within 60 days of March 26, 2013 through the exercise of stock options.
(9)	Mr. Webster is an executive officer of the Company. Shares beneficially owned by Mr. Webster include 1,675 shares which he has the right to acquire within 60 days of March 26, 2013 through the exercise of stock options.
(10)	Mr. Brown is a director of the Company. Shares beneficially owned by Mr. Brown include 717 vested stock units which previously have been deferred.
(11)	Mr. Goodrich is a director of the Company.
(12)	Mr. Krablin is a director of the Company. Shares beneficially owned by Mr. Krablin include 8,270 vested stock units which previously have been deferred.
(13)	Mr. Press is a director of the Company.
(14)	Mr. Tidwell is a director of the Company.
(15)	Mr. Williams is a director of the Company.
(16)	The number of shares shown as beneficially owned by the Company’s directors and executive officers as a group includes 162,707 shares which the Company’s directors and executive officers as a group have the right to acquire within 60 days of March 26, 2013.
*	Less than 1%.

ELECTION OF DIRECTORS

The authorized number of directors is presently fixed at seven. The Board of Directors currently consists of seven directors with each term expiring at the Annual Meeting. Upon the recommendation of the Nominations and Corporate Governance Committee, each of the seven current directors has been nominated to stand for re-election.

Each of the nominees has indicated his willingness to serve, if elected, but if any of the nominees should be unable or unwilling to serve, the Board may either reduce its size, or designate or not designate a substitute nominee. If the Board designates a substitute nominee, proxies that would have been cast for the original nominee will be cast for the substitute nominee unless instructions are given to the contrary.

The table below sets forth the names, ages as of March 26, 2013, and existing positions with the Company of each nominee:

Name	Age	Position
Samuel F. Thomas	61	Chairman of the Board of Directors, Chief Executive Officer, and President
W. Douglas Brown	67	Director
Richard E. Goodrich	69	Director
Steven W. Krablin	62	Director
Michael W. Press	66	Director
James M. Tidwell	66	Director
Thomas L. Williams	54	Director

The following sets forth biographical information for our nominees.

Samuel F. Thomas has served as Chairman of our Board of Directors since March 2007 and has served as our Chief Executive Officer and President and as a member of our Board of Directors since October 2003. Prior to joining the Company, Mr. Thomas was Executive Vice President of Global Consumables at ESAB Holdings Ltd., a provider of welding consumables and equipment. In addition to his most recent position at ESAB, Mr. Thomas was responsible for ESAB N. America during his employment at ESAB Holdings Ltd. Prior to joining ESAB in February 1999, Mr. Thomas was Vice President of Friction Products for Federal Mogul, Inc. Prior to its acquisition by Federal Mogul in 1998, Mr. Thomas was employed by T&N plc from 1976 to 1998, where he served from 1991 as chief executive of several global operating divisions, including industrial sealing, camshafts and friction products.

In light of our business and structure, the Board nominated Mr. Thomas to serve on our Board of Directors for the following reasons. We have significant operations in the industrial gas, energy, and biomedical industries. Mr. Thomas has extensive executive-level experience in our industries as well as in manufacturing, sales and marketing and operations. In his capacity as our President and CEO, he has gained invaluable experience and familiarity with our day-to-day operations. We also have a substantial international presence and Mr. Thomas has significant international experience gained while with ESAB Holdings Ltd. and T&N plc. This breadth of business experience demonstrates his leadership skills and success in areas of importance to us and the Board believes that Mr. Thomas’ service will enhance the knowledge of the Board.

W. Douglas Brown has been a member of our Board of Directors since May 2008. Mr. Brown served as Vice President, General Counsel and Secretary at Air Products and Chemicals, Inc. (“Air Products”), a global supplier of industrial gases, performance materials and equipment and services, from 1999 until his retirement in 2007. Prior to that, Mr. Brown held General Counsel and various administrative positions with Air Products and its affiliates, including engineering, construction and energy-related businesses, from 1975.

In light of our business and structure, the Board nominated Mr. Brown to serve on our Board of Directors for the following reasons. Mr. Brown has a great deal of experience in the industrial gas industry, a significant industry for our Company, through his decades of experience in the industry and service of Air Products. Further, as former General Counsel of Air Products, Mr. Brown brings substantial legal, corporate governance and international experience to the Board. Mr. Brown also has relevant engineering, biomedical, construction and energy industry experience. The Board believes that Mr. Brown’s service will enhance the knowledge of the Board and provide useful insights to management.

Richard E. Goodrich has been a member of our Board of Directors since August 2006. Mr. Goodrich is a retired Executive Vice President and Chief Financial Officer of Chicago Bridge & Iron Company N.V. (“CB&I”), an engineering, procurement and construction company that provides services to customers in the chemicals and energy industries. Prior to retiring, Mr. Goodrich served as Executive Vice President and Chief Financial Officer of CB&I from 2001 to 2005, and until June 2006, as acting Chief Financial Officer. Mr. Goodrich has also served as a director of Thermon Group Holdings, Inc. since April 2010 and GSE Holding Inc. since 2004.

In light of our business and structure, the Board nominated Mr. Goodrich to serve on our Board of Directors for the following reasons. Mr. Goodrich brings significant financial and strategic expertise to the Board, having previously served as the Chief Financial Officer of CB&I, a publicly traded company. Our Board has determined that Mr. Goodrich qualifies as a “financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. Further, his background at CB&I included decades of engineering, procurement and construction, energy industry, corporate development and international experience, which are important to us. The Board believes that Mr. Goodrich’s service will enhance the knowledge of the Board and provide useful insights to management.

Steven W. Krablin has been a member of our Board of Directors since July 2006. Mr. Krablin served as President, Chief Executive Officer and Chairman of the Board of T-3 Energy Services, Inc. (“T-3”), an oilfield services company that manufactures products used in the drilling, production and transportation of oil and gas, from March 2009 until the sale of T-3 in January 2011. Prior to his employment with T-3, Mr. Krablin was a private investor since April 2005. From April 2008 until August 2008, he also served as Executive Vice President and Chief Financial Officer of IDM Group Limited, a provider of drilling equipment and other goods and services to the oil and gas industry. From January 1996 until his retirement in April 2005, Mr. Krablin served as Senior Vice President and Chief Financial Officer of National Oilwell Varco Inc. or its predecessors, a manufacturer and distributor of oil and gas drilling equipment and related services and products. Prior to 1996, Mr. Krablin served as Senior Vice President and Chief Financial Officer of Enterra Corporation until its merger with Weatherford International, Inc. Mr. Krablin also serves as a director of Hornbeck Offshore Services, Inc. and Penn Virginia Corporation.

In light of our business and structure, the Board nominated Mr. Krablin to serve on our Board of Directors for the following reasons. Mr. Krablin offers significant strategic and financial experience, having served as the Chief Executive Officer, Chief Financial Officer, and a director of public companies. Our Board has determined that Mr. Krablin qualifies as a “financial expert,” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. He has extensive experience in the energy and manufacturing industries in which we are heavily involved. Mr. Krablin also has international, corporate development, operations and sales and marketing experience, all of which are important to us. The Board believes that Mr. Krablin’s experience will enhance the knowledge of the Board and provide useful insights to management.

Michael W. Press has been a member of our Board of Directors since August 2006 and has been designated as our Lead Independent Director. Mr. Press has been self-employed since 2001. Prior to that, he spent 27 years in the energy industry in senior management and executive positions. From 1997 to 2001, Mr. Press was Chief Executive Officer of KBC Advanced Technologies plc, a publicly traded international petroleum and petrochemicals consulting and software firm. Mr. Press has served as a director of Thermon Group Holdings, Inc.

since May 2011. Mr. Press also served as senior independent director of Petrofac Ltd. from 2002 to 2010 and as a director of T-3 Energy Services, Inc. from 2004 to 2009 and RigNet, Inc. from 2007 to 2008. Mr. Press has also served as chairman and director of a number of private companies.

In light of our business and structure, the Board nominated Mr. Press to serve on our Board of Directors for the following reasons. Mr. Press has substantial experience as a director and executive officer of publicly held companies and over 29 years of international energy industry experience, including senior executive positions at The Standard Oil Company, British Petroleum plc, BP America and Amerada Hess Corporation. He was also, as noted above, the Chief Executive Officer of KBC from 1997-2001. Mr. Press also has manufacturing, operations, finance, corporate governance and corporate development experience. The Board believes that Mr. Press’ experience will enhance the knowledge of the Board and provide useful insights to management.

James M. Tidwell has been a member of our Board of Directors since July 2007. Mr. Tidwell served as President and Chief Executive Officer of WEDGE Group Incorporated, a privately owned investment company with holdings in manufacturing, hotels, commercial real estate and oilfield services from February 2008 through November 2012, and is now retired. Mr. Tidwell served as Executive Vice President and Chief Operating Officer of WEDGE Group from February 2007 until February 2008 and as Vice President and Chief Financial Officer from January 2000 through January 2007. From August 1996 through June 1999, Mr. Tidwell served as Executive Vice President and Chief Financial Officer of Daniel Industries, Inc., and he served as President of Daniel Measurement & Control from July 1999 to January 2000. Before then, Mr. Tidwell served as Vice President and Chief Financial Officer of Hydril Co. Mr. Tidwell is a director of the National Multiple Sclerosis Society. Mr. Tidwell held previous directorships with T-3 Energy Services, Inc. from 2001 to 2011, Pioneer Drilling Company from 2001 to 2007 and Stewart & Stevenson Services, Inc. from 2004 to 2006.

In light of our business and structure, the Board nominated Mr. Tidwell to serve on our Board of Directors for the following reasons. Mr. Tidwell has broad energy industry experience and has served as a director at several publicly traded companies. Mr. Tidwell also has extensive finance, corporate governance and accounting experience and has served as the Chief Financial Officer of Hydril Co. and Daniel Industries, Inc. Our Board has determined that Mr. Tidwell qualifies as a “financial expert”, as such term is defined in Item 407(d)(5)(ii) of Regulation S-K. Mr. Tidwell also has significant strategic and investment experience through his service as President and Chief Executive Officer of WEDGE Group Incorporated, an investment company with holdings across several industries in which we operate. The Board believes that Mr. Tidwell’s experience will enhance the knowledge of the Board and provide useful insights to management.

Thomas L. Williams has been a member of our board of Directors since May 2008. Since 2008, Mr. Williams has served as Executive Vice President and Operating Officer of Parker Hannifin Corporation (“Parker Hannifin”), a manufacturer of motion and control technologies. Mr. Williams joined Parker Hannifin in 2003 as Vice President Operations—Hydraulics Group and became President—Instrumentation Group in 2005 and Senior Vice President—Operating Officer in 2006. Prior to joining Parker Hannifin, Mr. Williams was employed by General Electric Company from 1981 to 2003, where he held various executive operating positions for four different business groups: GE Capital, Aircraft Engines, Lighting and Locomotives.

In light of our business and structure, the Board nominated Mr. Williams to serve on our Board of Directors for the following reasons. Mr. Williams has over 31 years of international operations and manufacturing experience, including through substantial service in executive-level positions, at General Electric and Parker Hannifin. As a multinational manufacturer, we benefit substantially from Mr. Williams’ background in this area. Mr. Williams also has sales, marketing and corporate development experience, all of which are important to us. The Board believes that Mr. Williams’ experience will enhance the knowledge of the Board and provide useful insights to management.

The Board of Directors unanimously recommends that you vote FOR the election of the seven candidates for director.

CORPORATE GOVERNANCE AND RELATED MATTERS

Director Independence

The Company’s Corporate Governance Guidelines and the NASDAQ listing standards provide that at least a majority of the members of the Board of Directors must be independent, i.e., free of any material relationship with the Company, other than his or her relationship as a director or Board Committee member. A director is not independent if he or she fails to satisfy the standards for independence under the NASDAQ listing standards, the rules of the SEC, and any other applicable laws, rules and regulations.

During the Board of Directors’ annual review of director independence, the Board of Directors considers transactions, relationships and arrangements between each director or an immediate family member of the director and the Company. The Board of Directors also considers transactions, relationships and arrangements between each director or an immediate family member of the director and the Company’s senior management. In February 2013, the Board of Directors performed its annual director independence review for 2013.

In determining the independence of Mr. Williams, the Board considered that Mr. Williams is currently Executive Vice President and Operating Officer of Parker Hannifin. From time to time in the ordinary course of business, we make purchases from or sales to Parker Hannifin. These amounts have historically been de minimis in nature and the Board does not believe that this relationship impairs the independence of Mr. Williams or that Mr. Williams has any material interest in any transaction between the Company and Parker Hannifin.

As a result of this review, the Board of Directors determined that six of our seven current directors are independent, and all members of the Audit Committee, the Compensation Committee and the Nominations and Corporate Governance Committee are independent under relevant standards and requirements applicable to the Board of Directors as well as its committees. The Board of Directors determined that Messrs. Brown, Goodrich, Krablin, Press, Tidwell and Williams satisfy the NASDAQ independence requirements.

Mr. Thomas is not considered to be independent because of his position as President and Chief Executive Officer of the Company.

Information Regarding Meetings and Committees of the Board of Directors

The Board of Directors held eight meetings during the fiscal year ended December 31, 2012, including five regular meetings and five executive sessions which only the independent directors attended. Each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period he served as a director and (2) the total number of meetings held by committees of the Board on which he served. Board members are expected to attend Chart’s Annual Meeting of Stockholders and all attended our May 2012 Annual Meeting of Stockholders. The non-management directors meet in executive sessions in connection with each of the regularly scheduled Board meetings, which are presided over by the Lead Independent Director who is identified in the table below. The Board has three standing committees that conduct regular business: Audit Committee; Compensation Committee; and Nominations and Corporate Governance Committee. In addition, in October 2012 the Board created a Special Stock Plan Committee and the Compensation Committee delegated limited authority to the Special Stock Plan Committee to grant certain equity awards under the Chart Industries, Inc. Amended and Restated 2009 Omnibus Equity Plan to key employees other than executive officers and our business group presidents. The Special Stock Plan Committee is described in more detail below. Current committee membership is described in the following table:

	Audit Committee	Compensation Committee	Nominations and Corporate Governance Committee
W. Douglas Brown		Chairman	Member
Richard E. Goodrich	Member, Financial Expert	Member
Steven W. Krablin	Chairman, Financial Expert	Member
Michael W. Press (Lead Independent Director)	Member		Chairman
James M. Tidwell	Member, Financial Expert		Member
Thomas L. Williams		Member	Member

The Board of Directors may change committee membership from time to time on the recommendation of the Nominations and Corporate Governance Committee. The last changes to regular committee structure occurred in 2011, when Mr. Press joined the Audit Committee and left the Compensation Committee and Mr. Brown joined the Compensation Committee and left the Audit Committee. Mr. Brown also became Chairman of the Compensation Committee in 2011.

Nominations and Corporate Governance Committee

The Company’s Nominations and Corporate Governance Committee currently consists of four members: W. Douglas Brown, Michael W. Press, James M. Tidwell and Thomas L. Williams. Mr. Press serves as the chairman of the Nominations and Corporate Governance Committee. The Nominations and Corporate Governance Committee met four times during fiscal year 2012. The Nominations and Corporate Governance Committee is governed by the Nominations and Corporate Governance Committee Charter which was adopted by the Board of Directors, a copy of which is available at www.chartindustries.com by clicking on the link for Investor Relations. You also can obtain a printed copy of the Nominations and Corporate Governance Committee Charter, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

The Nominations and Corporate Governance Committee is responsible for (1) developing, recommending and reviewing the adequacy of the corporate governance principles applicable to us, (2) developing and recommending to the Board of Directors compensation for Board members, (3) consulting with our Audit Committee and the Board of Directors regarding the adoption of codes of conduct applicable to all employees and directors when required by the rules of NASDAQ and adopting procedures for monitoring and enforcing compliance with such codes of conduct, (4) reviewing our compliance with state and federal corporate governance laws and regulations and with the NASDAQ corporate governance listing requirements, (5) making recommendations to the Board of Directors regarding the size and composition of the Board of Directors, (6) establishing criteria for the selection of new directors to serve on the Board of Directors and reviewing the appropriate skills and characteristics required of directors, (7) identifying, screening and recommending nominees to be proposed by us for election as directors at the Annual Meeting of Stockholders, or to fill vacancies, (8) considering and reviewing the qualifications of any nominations of director candidates validly made by stockholders, (9) reviewing the committee structure of the Board of Directors and recommending directors to serve as members of each committee, and (10) establishing criteria for, overseeing the process for, and leading the annual performance self-evaluation of the Board of Directors and each committee.

Prospective director nominees are identified through contacts of the members of the Board of Directors or members of senior management, through searches conducted by professional search firms, or through recommendations of potential candidates by stockholders, employees or others. Once a prospective director nominee has been identified, the Nominations and Corporate Governance Committee makes an initial determination through information provided to the Nominations and Corporate Governance Committee and information supplemented by the Nominations and Corporate Governance Committee through its own inquiries. The Nominations and Corporate Governance Committee will evaluate director nominees, including nominees who are submitted to the Company by a stockholder. In selecting new directors of the Company, consideration is given to each individual director’s personal qualities and abilities, the collective Board members’ skills and aptitudes for conducting oversight of the Company and its management, and duties imposed by law and regulation. Important factors include:

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Each director must, as determined by the Board, be qualified to perform duties of a director in accordance with the Delaware General Corporation Law as evidenced by the director’s experience, accomplishments, skills and integrity;

•	Directors must be persons possessing the highest personal values and integrity;

•	Directors must be able to perform their duties in the best interests of the Company and its stockholders, without conflicts of interest;

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Ensuring that the Company complies with all legal and regulatory requirements concerning the independence and composition of the Audit, Nominations and Corporate Governance, Compensation and any other committees of the Board, subject to any exemptions provided by the Listing Standards of the NASDAQ;

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Collectively, Board members will bring to the Company a broad range of complementary skills (such as an understanding of finance, manufacturing, operations, strategy and development, industrial gas, biomedical and energy markets, sales and marketing, public company governance and international background), educational and professional expertise, industry and regulatory knowledge, and diversity of perspectives to build a capable, responsive, and effective Board; and

•	Directors will have experience in policy-making levels of business and must have an aptitude for evaluating business matters and making practical and mature judgments.

Directors must also have time available to devote to Board activities and the ability to work collegially with other Board members. In determining whether to recommend a director for re-election, the Nominations and Corporate Governance Committee also considers the director’s past attendance at meetings and participation in and contribution to the activities of the Board of Directors. At all times, at least one member of the Board must meet the definition of “financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K and serve on the Company’s Audit Committee.

The Nomination and Corporate Governance Committee considers all of the foregoing factors, among others, in identifying director candidates. However, the Company does not have a policy that requires us to only consider the impact of any one factor by itself. In considering whether to recommend any candidate, including candidates recommended by stockholders, the Nominations and Corporate Governance Committee applies the factors set forth in our Corporate Governance Guidelines and the Nominations and Corporate Governance Committee Charter, which provide that diversity should be considered in the director identification and nomination process. The Committee seeks nominees with a diversity of experience, professions, skills, gender, race, geographic representation and backgrounds that collectively will build a capable, responsive and effective Board that is prepared to address the Company’s strategic, oversight and governance challenges. The Nominations and Corporate Governance Committee does not assign specific weight to particular factors, although any qualified nominee should have a core skill set that enables the nominee to serve the Company well as a director. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will enable the Board to fulfill its responsibilities.

The Nominations and Corporate Governance Committee will consider potential candidates recommended by stockholders, current directors, Company officers, employees and others. The Nominations and Corporate Governance Committee will use the above enumerated factors to consider potential candidates regardless of the source of the recommendation. Stockholder recommendations for director nominations may be submitted to the Company pursuant to the requirements described under the caption “Stockholder Communications with the Board” below. Stockholder recommendations for director nominations will be forwarded to the Nominations and Corporate Governance Committee for consideration, provided such recommendations are accompanied by sufficient information to permit the Nominations and Corporate Governance Committee to evaluate the qualifications and experience of the nominees. See “Stockholder Communications with the Board” for more information about our advance notice requirements for stockholder nominations of director candidates.

Audit Committee

Our Audit Committee consists of Richard E. Goodrich, Steven W. Krablin, Michael W. Press and James M. Tidwell. Mr. Krablin serves as the Audit Committee chairman. The Audit Committee met six times during fiscal year 2012. The Audit Committee is governed by the Audit Committee Charter which was adopted by the Board of Directors, a copy of which is available at www.chartindustries.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

The Audit Committee’s responsibilities include (1) appointing, retaining, compensating, evaluating and terminating our independent registered public accounting firm and approving in advance any audit or non-audit engagement or relationship between us and such auditor, (2) approving the overall scope of the audit, (3) assisting the Board in monitoring the integrity of our financial statements, the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing the independent registered public accounting firm’s report describing the independent registered public accounting firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, peer review, or regulatory review of the independent registered public accounting firm, (5) discussing the annual audited financial and quarterly statements with management and the independent registered public accounting firm, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing with management the Company’s major risk exposures and processes to monitor and control those exposures, including risk assessment and risk management policies, (8) meeting separately, periodically, with management, internal auditors and the independent registered public accounting firm, (9) reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response, (10) setting clear hiring policies for employees or former employees of the independent registered public accounting firm, (11) annually reviewing the adequacy of the Audit Committee’s written charter, (12) reviewing with management any legal matters that may have a material impact on us and our financial statements, (13) reviewing the operation of the internal audit function including the quality and adequacy of internal controls and significant reports to management and (14) reporting regularly to the full Board of Directors.

Our Board has determined that each of Messrs. Goodrich, Krablin, Press and Tidwell satisfies the current independence standards of NASDAQ and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934 (the “Exchange Act”). Our Board of Directors has determined that each of Messrs. Goodrich, Krablin and Tidwell qualifies as an Audit Committee “financial expert” as such term is defined in Item 407(d)(5)(ii) of Regulation S-K and that all members of the Audit Committee satisfy the NASDAQ financial knowledge and sophistication requirements.

Compensation Committee

Our Compensation Committee currently consists of W. Douglas Brown, Richard E. Goodrich, Steven W. Krablin and Thomas L. Williams. Mr. Brown serves as the Compensation Committee chairman. The Compensation Committee met six times during fiscal year 2012. Our Board has determined that each of Messrs. Brown, Goodrich, Krablin and Williams satisfies the current independence standards of NASDAQ and Rule 10C-1 of the Exchange Act. The Compensation Committee is governed by the Compensation Committee Charter which was adopted by the Board of Directors, a copy of which is available at www.chartindustries.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

The Compensation Committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our chief executive officer and other executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock plans and other incentive compensation plans, (6) overseeing compliance with any applicable compensation reporting requirements of the SEC, (7) approving the appointment and removal of trustees and investment managers for pension fund assets, (8) retaining consultants to advise the committee on executive compensation practices and policies, (9) establishing and periodically reviewing succession plans for our executive officers and others, and (10) handling such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time.

To further assist it in carrying out its responsibilities, the Compensation Committee has engaged Meridian Compensation Partners, LLC (“Meridian”), an independent, nationally recognized, compensation consulting firm to assist in the evaluation of our executive compensation structure and expenses. The Compensation Committee may change its compensation consultant from time to time in its sole discretion. Prior to engaging Meridian to provide consulting services for 2013, the Compensation Committee considered representations from Meridian demonstrating Meridian’s independence under applicable NASDAQ standards.

In 2012, Meridian’s duties and responsibilities included:

•	Providing information and advice relative to base salary, annual incentive compensation targets, and long-term incentive compensation award decisions;

•	Providing information and advice on the selection of companies and groups of companies against which to benchmark executive compensation;

•	Providing information on compensation paid by peer companies and companies in broader industry groups to their executive officers;

•	Providing information and advice regarding market practices as to various executive compensation arrangements;

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Evaluating the competitiveness of the total direct compensation of the Company’s executive officers and other executives and each of its individual components, including base salary, annual bonus and long-term incentive awards;

•	Advising the Compensation Committee on alternative structures, forms of compensation, performance measures and allocation considerations; and

•	Providing information and advice about changes in executive compensation practices, trends and regulation.

Meridian provided the above consulting services in 2012, but did not advise the Company on 2011 base salary, annual incentive compensation targets, and long-term incentive compensation award decisions, which were largely made in late 2010 in consultation with the Compensation Committee’s prior compensation consultant, Mercer Human Resources Consulting (“Mercer”). Mercer’s duties and responsibilities relating to 2011 compensation decisions were substantially similar to those performed by Meridian in the most recent fiscal year. See “Compensation Committee Report” and “Compensation Discussion and Analysis” below for additional information about the Compensation Committee and its activities.

Special Stock Plan Committee

In October 2012, the Board established the Special Stock Plan Committee of the Board of Directors. The Special Stock Plan Committee currently consists of two members: Samuel F. Thomas and W. Douglas Brown. The Special Stock Plan Committee was created to provide the Compensation Committee with the ability to delegate authority to grant a limited quantity of equity awards under the Chart Industries, Inc. Amended and Restated 2009 Omnibus Equity Plan to key employees other than our executive officers and business group presidents. The Special Stock Plan Committee does not hold regularly scheduled meetings, but rather conducts meetings as necessary to fulfill its purpose of allowing the Company to provide limited equity awards to those employees under parameters preapproved by the Compensation Committee without incurring the time and expense of approval of individual awards by the Compensation Committee.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each of the other executive officers. Based on this review and his analysis of data provided by the compensation consultant as to compensation practices among our peer group and broader industry groups, he makes compensation recommendations to the Compensation Committee, including recommendations for salary adjustments, if any, annual cash incentives, and long-term and short-term awards. Although the Compensation Committee considers these recommendations when making decisions regarding executive compensation, it retains full discretion to set all compensation for our executive officers.

Board Leadership Structure and Board’s Role in Risk Oversight

We have not separated the positions of Chairman of the Board and Chief Executive Officer, and we have a Lead Independent Director. Mr. Thomas has served as our Chairman of the Board of Directors, Chief Executive Officer and President since March 2007. We believe that combining the positions of Chairman and Chief Executive Officer allows for focused leadership of our organization which benefits us in our relationships with investors, customers, suppliers, employees and other constituencies. We believe that consolidating the leadership of the Company under Mr. Thomas is the appropriate leadership structure for our Company and that any risks inherent in that structure are balanced by the oversight of our otherwise independent Board and the roles played by our Lead Independent Director. Given Mr. Thomas’ past performance in the roles of Chairman of the Board and Chief Executive Officer, at this time the Board believes that combining the positions continues to be the appropriate leadership structure for our Company and does not impair our ability to continue to practice good corporate governance. Mr. Press is our Lead Independent Director. His duties as Lead Independent Director include leading the Board executive sessions and meetings of the Board at which the Chairman is not present, coordinating the activities of independent directors, liaising between Mr. Thomas and other independent directors, and receiving and managing communications from stockholders addressed to non-management directors. Our Lead Independent Director also communicates with senior management on matters of Board-level importance to our Company.

Management is responsible for the day-to-day management of risks the Company faces, while the Board, as a whole and through its committees, has responsibility for the oversight of material risk management. In its risk oversight role, the Board of Directors reviews significant individual matters as well as risk management processes designed and implemented by management with respect to risk generally. The Board has designated the Audit Committee as the Board committee with general risk oversight responsibility. The Audit Committee quarterly discusses with management the Company’s major risk exposures and the processes management has implemented to monitor and control those exposures and broader risk categories, including risk assessment and risk management policies. Management provides to the Audit Committee quarterly reports on areas of material risk to the Company, including operational, financial, legal and regulatory, and strategic and reputational risks. Additionally, members of our senior corporate management and senior executives of our business units regularly attend Board meetings and are available to address Board inquiries on risk oversight matters generally or on individual matters of significance to the Company. Separate and apart from the quarterly risk reviews and other communications between senior executives and the Board, many actions that potentially present a higher risk profile, such as acquisitions, material changes to our capital structure, or significant investments, require review or approval of our Board or its committees as a matter of oversight and corporate governance.

Corporate Governance Guidelines

Our Corporate Governance Guidelines are available at www.chart-ind.com by clicking on the link for Investor Relations. You also can obtain a printed copy of this document, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

CEO Succession Planning

We have a succession planning process in place in the event it becomes necessary to replace our CEO. Our Compensation Committee periodically reviews and is responsible for the management, oversight and monitoring of our succession planning process. We believe that having a succession planning process in place is fundamental to a comprehensive program of good corporate governance.

Code of Ethical Business Conduct and Officer Code of Ethics

The Board of Directors has adopted our Code of Ethical Business Conduct and also our Officer Code of Ethics, which are both available at www.chartindustries.com by clicking on the link for Investor Relations. You also can obtain a printed copy of these documents, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

In order to enhance employee awareness of our Code of Ethical Business and Conduct, we conduct periodic ethics and compliance training for all of our employees to provide them with the knowledge necessary to maintain our high standards of ethics and compliance. The Board of Directors has also designated Ethics Representatives and a Chief Compliance Officer for ethics to assist in the administration of and to encourage adherence with the Code of Ethical Business Conduct.

Stockholder Communications with the Board

Stockholders may communicate their concerns directly to the entire Board or specifically to non-management directors of the Board. Such communications may be confidential or anonymous, if so designated, and may be submitted in writing to the following address: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125. The status of all outstanding concerns addressed to the entire Board or only to non-management directors will be reported to the Chairman of the Board or the Lead Independent Director, respectively, on a quarterly basis. Mr. Press has been designated as the Lead Independent Director.

Stockholder recommendations for director nominations will be forwarded to the Nominations and Corporate Governance Committee to evaluate the qualifications and experience of the nominees. To be in proper written form, a stockholder’s notice proposing nominations of persons for election to the Board of Directors must set forth:

•	the name, age, business address and residence address of the proposed nominee;

•	the principal occupation or employment of the proposed nominee;

•	the class, series and number of all shares of stock of the Company which are owned by the proposed nominee;

•	the name of each nominee holder of shares owned beneficially but not of record by the proposed nominee and the number of shares of stock held by each such nominee holder;

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whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of the proposed nominee with respect to the stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of the proposed nominee, the effect or intent of any of the foregoing being to mitigate loss to, or manage risk of stock price changes for, the proposed nominee or to increase the voting power or pecuniary or economic interest of the proposed nominee with respect to the stock of the Company;

•	the written consent of each proposed nominee to being named as a nominee and to serve as a director if elected;

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any other information relating to the proposed nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act and the rules and regulations promulgated under the Exchange Act; and

•	as to the stockholder giving the notice and any beneficial owner on whose behalf the nomination is made:

•	the name and record address of such stockholder;

•	the class, series and number of all shares of stock of the Company which are owned by such stockholder and any beneficial owner;

•	the name of each nominee holder of shares owned beneficially but not of record by such stockholder and the number of shares of stock held by each such nominee holder;

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whether and the extent to which any derivative instrument, swap, option, warrant, short interest, hedge or profit interest or other transaction has been entered into by or on behalf of such stockholder or such beneficial owner with respect to the stock of the Company and whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares of stock) has been made by or on behalf of such stockholder or beneficial owner, the effect or intent of any of the foregoing being to mitigate loss to, or manage risk of stock price changes for, such stockholder or beneficial owner or to increase the voting power or pecuniary or economic interest of such stockholder or beneficial owner with respect to the stock of the Company;

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a description of all agreements, arrangements, or understandings between such stockholder and any beneficial owner and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination is made by such stockholder and any material interest of such stockholder or beneficial owner in such nomination, including any anticipated benefit to the stockholder or beneficial owner therefrom;

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a representation that such stockholder will provide the Company in writing the information required above as of the record date for the meeting promptly following the later of the record date or the date notice of the record date is first publicly announced;

•	a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

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any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to the Exchange Act.

In connection with the nomination of potential directors, the advance notice requirements described above are designed to ensure that all relevant information about proposed director nominees and the proponent of any director nominee is made available for consideration by stockholders, our Board of Directors and the members of our Nominations and Corporate Governance Committee.

Our By-Laws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at our principal executive offices not less than 90 calendar days nor more than 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting or at such other time as specified in our By-Laws. Our By-Laws also specify requirements as to the form and content of a stockholder’s notice. You also can obtain a printed copy of our By-Laws, free of charge, by writing to: Secretary, c/o Chart Industries, Inc., One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

COMPENSATION COMMITTEE REPORT

Report of the Compensation Committee on Executive Compensation

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with the Company’s management. Based on that review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and in the Company’s definitive proxy statement prepared in connection with its 2013 Annual Meeting of Stockholders.

Compensation Committee

W. Douglas Brown, Chairman

Richard E. Goodrich

Steven W. Krablin

Thomas L. Williams

The above Report of the Compensation Committee does not constitute soliciting material and should not be deemed filed with the Commission or subject to Regulation 14A or 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information in this Report be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act. If this Report is incorporated by reference into the Company’s Annual Report on Form 10-K, such disclosure will be furnished in such Annual Report on Form 10-K and will not be deemed incorporated by reference into any filing under the Securities Act or the Exchange Act as a result of furnishing the disclosure in this manner.

EXECUTIVE AND DIRECTOR COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This executive summary highlights the material components and structure of our executive compensation program for our named executive officers whose compensation is set forth in the Summary Compensation Table and other compensation tables contained in this proxy statement. We also provide an overview of our business performance in 2012 as well as other matters that we believe aid in the clear understanding of our executive compensation program. This summary should be read together with the full discussion and analysis that follows.

Compensation Overview

Our executive compensation program seeks to align executive officer compensation with stockholder value creation by tying compensation to the achievement of measurable operational and strategic objectives. Accordingly, with the exception of base salary, all of the main elements of our compensation program are linked to the Company’s financial performance. The main elements of our executive compensation program in 2012 were:

Element of Compensation	Description	Fixed or Variable Based on Performance	Primary Value to Stockholder
Base Salary	Annual salary	Fixed	Competitive compensation compared to market/retention

Short Term Incentive	Annual cash incentive compensation based on meeting pre-approved performance targets	Variable/Performance-based. Earned only to the extent performance metrics are met	Motivates executives to drive annual results that positively impact profitability and working capital

Long Term Incentives
• Stock Options	Right to purchase shares at the closing price on date of award after vesting period	Variable/Performance-based. Valuable to extent stock price increases from the date of grant	Aligns executive compensation with long-term stockholder value creation

• Performance Units	Stock awards that vest if performance relative to peer group meets pre-approved targets	Variable/Performance-based. Earned to the extent performance metrics are met	Aligns executive compensation with stockholder value creation over 3-year period

• Leveraged Restricted Share Units	Stock awards with minimum vesting amount that increases as the price of our stock increases	Variable/Performance-based. Value dependent on stock price, plus award increases in size as stock price targets are exceeded	Aligns executive compensation with stockholder value creation over 3-year period, and embedded retention features associated with minimum vesting amount

Fiscal 2012 business and stock performance highlights. Fiscal 2012 was another strong year for us in driving long-term stockholder value creation, including:

•	Record orders over $1.1 billion for 2012;

•	Record sales over $1.0 billion, up 28% over 2011;

•	Year-end backlog of $617 million, up 26% from year-end 2011; and

•	Operating income of $121.8 million, up 35% over 2011.

Achievement of this strong financial performance was driven by our success in meeting the challenges of increased demand, particularly with respect to our liquefied natural gas (“LNG”) products, and economic uncertainties related to the European debt crisis as well as the U.S. fiscal cliff. In addition, we managed to undertake significant organic growth projects while continuing our long-term acquisition strategy, including the acquisition of AirSep Corporation in late August 2012. Further, the price of our stock continued to rise in 2012, increasing in excess of 23% from $54.07 on December 30, 2011, to $66.69 on December 31, 2012. This stock price improvement is a continuation of our relatively strong stock performance over the last several years.

Fiscal 2012 Executive Compensation Highlights. Our executive compensation was driven by the Company’s financial performance in 2012 and continued to be fundamentally performance-based. While our 2012 growth was significant, it did not meet the even higher growth targets for our existing businesses that we established in early 2012, primarily as a result of a downturn in late 2012 in our BioMedical business. As a result, our short-term cash incentive performance fell short of the target cash incentive performance measures set by our Compensation Committee in early 2012. Accordingly, approved actual cash incentive compensation payouts for our executive officers were only 47.48% of target incentive compensation amounts for 2012. However, the value of our long-term equity incentive awards, which generally increase in value in alignment with stockholder value creation as the price of our stock increases, performed well in 2012 as the value of our stock increased based on our continued successful execution on our multi-year growth strategy. In the limited fixed compensation category, consistent with our compensation philosophy discussed below, our executives’ base salaries for 2012 were targeted at approximately the market median level relative to comparator group peers, which resulted in an increase in base salary of each of our named executive officers of between $24,000 and $65,000 as we moved toward an overall market median philosophy for each element of compensation in 2012.

Overall, total fiscal 2012 compensation for our named executive officers, as set forth in the Summary Compensation Table, decreased compared to total fiscal 2011 compensation for each of our named executive officers as a result of falling short on short-term incentive performance for 2012. Our Compensation Committee believes our 2012 compensation demonstrates the fundamental linkage in our executive compensation program between compensation and performance against short- and long-term goals, with less than full performance against short-term goals resulting in lower overall annual compensation for each of our executive officers while long-term stockholder value creation, in which our executive officers participated, continued based on the successful execution against our long-term strategic plan for our business.

Review of 2012 Say on Pay Advisory Vote. At our 2012 Annual Meeting, our stockholders had the opportunity to provide an advisory vote on the compensation paid to our executive officers, or a “say on pay” vote. Approximately 92% of the total shares represented at the 2012 Annual Meeting were cast in favor of the compensation provided to our executive officers. Accordingly, the Compensation Committee believes these results affirmed broad stockholder support of our approach to executive compensation and did not believe it was necessary to make material changes to our executive officer compensation program in 2012 and 2013 specifically in response to the advisory vote.

Background and Philosophy

The primary objectives of the Compensation Committee of our Board of Directors with respect to the administration of our Company’s executive compensation programs are to:

•	create and enhance stockholder value by attracting and retaining key executive talent;

•	align our executive officers’ incentives with stockholder value creation by tying compensation to the achievement of measurable operational and strategic objectives; and

•	award compensation at levels commensurate with each executive officer’s performance, experience and responsibilities.

Our Compensation Committee employs a performance-based compensation philosophy with respect to executive compensation. For 2012 the Compensation Committee determined, in consultation with Meridian, that a shift in compensation philosophy from a compensation structure emphasizing performance-based compensation, with slightly below median base salaries, to a structure with each element of compensation focused at market median levels, is appropriate for the Company. The Committee believes that targeting market median compensation levels for all elements of executive compensation achieves the Company’s compensation goal of retaining and appropriately compensating our executive officers while continuing to align their interests with those of our stockholders through the use of performance-based compensation, without encouraging the assumption of undue risk. The result of the shift to a market median approach drove adjustments to the compensation structure of our executive officers in 2012. As base salaries were historically targeted to be slightly below market median compared to peers, the base salaries of our executive officers were increased in 2012 to be more consistent with the market median. As base salaries were raised, certain elements of our performance-based compensation which historically were targeted to provide above-median levels of compensation were lowered. The Committee believes that the market median approach for each element of compensation is a commonly accepted best compensation practice and continues to be appropriate for an established and growing company.

When analyzing the compensation structure in 2012 and making its decisions for 2013, the Compensation Committee considered multiple factors including:

•	the input of Meridian;

•	the experience of its members;

•	the performance of our executive officers and the Company;

•	prevailing economic conditions and the historical success of the compensation structure in achieving the objectives of the Company’s compensation programs; and

•	the advantages and disadvantages of our performance-based compensation philosophy and whether that philosophy encourages executive officers to take undue risk in order to meet compensation targets.

For further discussion of the Compensation Committee’s engagement of Meridian, see “Corporate Governance and Related Matters—Information Regarding Meetings and Committees of the Board of Directors—Compensation Committee” above.

Benchmarking Methodology

Our Compensation Committee believes that benchmarking provides the Company with useful information to gauge the competitive standing of our executives versus their counterparts in the marketplace. It is also helpful in assessing the appropriateness of our current compensation objectives and philosophy. From time to time the Compensation Committee reviews the benchmarking methodology and companies it considers to be peers for compensation purposes and changes our compensation peer group as it deems necessary.

In consultation with Meridian and considering the changes to the compensation structure for 2012, the Compensation Committee elected to modify its benchmarking process for 2012. The new approach to compensation benchmarking focuses on the methodology for selecting comparator companies on a yearly basis, rather than on a group of companies that remains fixed year after year. This approach ensures that the market information will be relevant and robust while also being flexible enough to continue to provide meaningful data as the Company grows. The Committee believes that this approach to benchmarking enhances the depth of the resulting market data, giving it a better understanding of what compensation levels are appropriate and consistent with a market competitive compensation structure. For 2012, the Committee, with Meridian’s advice, used selected industrial companies that participate in the Aon/Hewitt Total Compensation Measurement database with revenues of $300 million to $2 billion. Certain industries have been excluded which historically have pay practices generally outside the mainstream or represent industry segments that are notably different from those related to the Company, specifically the financial services, retail, utilities, and defense industries. The resulting benchmarking comparator companies (the “Compensation Peer Group”) that were used to inform the Company’s 2012 compensation decisions consisted of the following 51 industrial companies with median revenues of $1.2 billion:

ACCO Brands	Esterline Technologies Corporation	NSK Corporation

Actavis Inc.	Gardner Denver, Inc.	Olin Corporation

Actuant Corporation	GATX Corporation	OMNOVA Solutions Inc.

Acuity Brands Inc.	Gaylord Entertainment	Pioneer Natural Resources Company

Acxiom Corporation	Generac Holdings Inc.	Rayonier Inc.

Ameron International Corporation	Global Payments Inc.	Revlon Inc.

AMSTED Industries Incorporated	Graco Inc.	Sauer-Danfoss Inc.

Andersen Corporation	H. B. Fuller Company	Solutia Inc.

Ash Grove Cement Company	Herman Miller, Inc.	Supermedia LLC

Barnes Group Inc.	HNTB Companies	TDS Telecommunications Corporation

Brady Corporation	ICF International	Texas Industries, Inc.

Ceridian Corporation	Idex Corporation	TriMas Corporation

Covanta Holding Corporation	James Hardie Building Products	United Water Inc.

Deluxe Corporation	JBT Corporation	Valmont Industries, Inc.

Donaldson Company, Inc.	KONE, Inc.	Waters Corporation

Edwards Lifesciences LLC	Martin Marietta Materials, Inc.

Ensco plc	MoneyGram International, Inc.

ESCO Technologies Inc.	Nordson Corporation

Data from the Compensation Peer Group, along with broader market compensation surveys, aided the Compensation Committee in determining appropriate base salaries, short and long-term incentives and total overall compensation for our executives. In connection with the Compensation Committee’s evaluation of compensation standards, the Compensation Committee reviewed the 25th percentile, median and 75th percentile data for the Compensation Peer Group with respect to each element of compensation (base salary, target annual cash incentive compensation, target long-term equity based compensation as well as the resulting total direct compensation). These comparisons are a point of reference for measurement and not the determinative factor in setting our executives’ compensation. The purpose of this benchmarking is not to supplant the Compensation Committee’s analysis of various factors considered in making compensation decisions, such as Company and business unit financial performance, shareholder return, internal pay equity, compensation history and the individual performance of our executive officers. The Compensation Committee also considered the recommendations and input of our Chief Executive Officer as described under “Corporate Governance and Related Matters—Role of Executive Officers in Compensation Decisions” above.

The Committee may change its benchmarking practices in the future in the Committee’s sole discretion from time to time if it determines that a change is necessary or would aid the Company in better accomplishing its compensation goals.

Pay Mix and Total Compensation for Executive Officers

The Company operates in a competitive market for seasoned and effective executive talent and therefore must attract and retain talented executives with competitive salaries as well as short-term incentive opportunities based on annual performance, balanced by long-term equity-based incentive compensation awards that provide value commensurate with stockholder gains. Historically, the Company relied more heavily on annual performance-based compensation to offset slightly below-median base salaries, which together with long-term equity-based incentive compensation, generally has comprised a total direct compensation package for our executives above the median of the Compensation Peer Group when targeted performance levels are achieved. In 2012, the Compensation Committee determined that a shift to a market median compensation structure for each element of compensation would result in an appropriate balance between competitively compensating our executive officers and mitigating the risk that our incentive structure encourages our executives to make decisions that might negatively impact the long-term financial condition of the Company.

Elements of Compensation

Executive compensation consists of the following primary components:

Base Salary. Base salaries are generally reviewed annually, and adjusted from time to time to reflect performance, experience, responsibilities and competitiveness. Salary review is generally conducted by the Compensation Committee before or during the early part of the fiscal year for which the base salary will become effective. The Compensation Committee is responsible for setting the base salary of the Chief Executive Officer, and considers his individual responsibilities, performance, experience, and competitiveness of his compensation relative to market compensation paid by other companies of similar size in similar industries. Base salary decisions with respect to the other executive officers are approved by the Compensation Committee upon the recommendation of the Chief Executive Officer. In making this recommendation, the Chief Executive Officer considers each executive officer’s individual responsibilities, performance, experience, and the competitiveness of each executive’s compensation relative to the market. However, any increase in base salary is granted at the sole discretion of the Compensation Committee.

2012 Base Salary Determinations. With respect to base salary determinations for 2012, the base salaries for the executive officers were: $700,000 for the Chief Executive Officer (an increase from $650,000 at the end of 2011); $365,000 for the Executive Vice President, Chief Financial Officer and Treasurer (an increase from $300,000 for 2011); $295,000 for the Vice President, General Counsel and Secretary (an increase from $255,150 for 2011); and $210,000 for the Vice President, Chief Accounting Officer and Controller (an increase from $186,000 at the end of 2011). As mentioned above, in accordance with the shift towards a compensation philosophy targeting overall market median compensation for all of the elements comprising our executive compensation program, the Compensation Committee determined for 2012 to raise base salaries of the named executive officers to levels more commensurate with market median, based on the determination that the base salaries for the executive officers in 2011 were generally below the market median base salaries of comparable executives with similar responsibilities. Additionally, the Committee considered certain qualitative factors in connection with its decision to adjust salaries for 2012. Without assigning any particular weight to the factors, the Committee considered and recognized the significant contributions of the executives to the strong financial performance and positioning of the Company as well as their increased efforts and responsibilities with respect to the Company’s continuing expansion through organic growth and acquisitions.

2013 Base Salary Determinations. The current base salary rate for the Chief Executive Officer, which is $735,000 for 2013, represents an increase in salary from $700,000 for 2012. The base salaries for the executive officers other than the Chief Executive Officer for 2013 are: $395,000 for the Executive Vice President, Chief Financial Officer and Treasurer (an increase from $365,000 for 2012); $320,000 for the Vice President, General Counsel and Secretary (an increase from $295,000 for 2012); and $245,000 for the Vice President, Chief Accounting Officer and Controller (an increase from $210,000 for 2012). The Compensation Committee determined for 2013 to raise base salaries of the named executive officers to levels more commensurate with peer median levels and also considered other factors as it did for 2012.

Annual Cash Incentive Awards. In addition to their base salary, executive officers are eligible to earn an annual cash incentive bonus. Consistent with our performance-based compensation philosophy, the annual cash incentive bonus can represent a significant portion of total compensation. The purpose of annual cash bonuses is to attract, retain and motivate participants by providing them with the opportunity to earn competitive compensation directly linked to our performance. Our annual incentive program was designed to provide our executive officers with incentive compensation based upon the achievement of pre-established performance goals. The performance criteria are tied to Company, rather than individual, performance. The Compensation Committee recognizes that when performance-based compensation becomes a disproportionate percentage of total compensation or is not appropriately structured and managed in the context of a total compensation package, certain incentives may be created for executives to take risks in order to achieve compensation targets that they might not otherwise take or that are not in the best long-term interests of the Company or its stockholders. The Compensation Committee believes that the Company’s cash incentive compensation structure, while performance-based, is appropriately structured to mitigate those risks because cash incentive compensation is one part of a structured compensation package that includes elements of compensation that align the interests of our executives with the long-term interests of our stockholders and the overall success of the Company. Further, the Compensation Committee can reduce any cash incentive bonus in its discretion in the event of an unanticipated or unearned outcome, which allows the Compensation Committee to maintain appropriate control over performance-based compensation.

2012 Incentive Compensation Determinations. For fiscal year 2012, each of our executive officers was eligible to receive an annual bonus based upon a percentage of such executive’s 2012 base salary (the “Base Target”). Our Compensation Committee set annual incentive compensation targets and performance measures in early 2012 for our 2012 fiscal year under the Chart Industries, Inc. 2009 Incentive Compensation Plan (the “Incentive Compensation Plan”). Under these targets, our executive officers were eligible to earn a cash incentive bonus for our 2012 fiscal year if performance exceeded threshold amounts in an amount up to 150% of each officer’s Base Target, at maximum performance levels. The performance measures established under the Incentive Compensation Plan for the 2012 fiscal year for executive officers were the same as those used for fiscal year 2011, specifically:

•	operating income;

•	net income; and

•	working capital.

These measures were weighted for purposes of calculating the award at 65%, 15% and 20%, respectively. The working capital component measures the Company’s net working capital use efficiency determined relative to the Company’s rolling average sales. The Compensation Committee selected these measures to align executive officer cash bonus measures to measures that are believed to be long-term drivers of stockholder value. These performance measures were set at levels that were believed to represent significant performance measures, with no payment if threshold performance levels were not achieved. The table below details the threshold, target and maximum performance levels for each of the performance measures established by the Compensation Committee for fiscal 2012 (performance measures for working capital permit awards to be paid in excess of target proportionate to the extent that operating income performance exceeded target performance):

Performance Measure	Threshold	Target	Maximum
Operating Income	$114.2 million	$142.7 million	$171.3 million
Net Income	$68.6 million	$85.7 million	$102.8 million
Working Capital	16.7%	15.2%	N/A

Following the end of the 2012 fiscal year, the Compensation Committee determined (i) whether and to what extent any of the established performance objectives were satisfied for 2012, and (ii) for each executive officer employed as of the scheduled date of payment of the bonus on March 15, 2013, the actual bonus to which such executive officer is entitled for 2012. Actual results for each of the performance measures established for the 2012 fiscal year were as follows:

•	operating income, $129.1 million;

•	net income, $76.3 million; and

•	working capital, 16.2%.

These results reflect adjustment from actual results for purposes of incentive compensation to exclude certain unusual items in accordance with plan terms. When measured against the relatively high incentive compensation performance targets above, the Company’s actual performance resulted in a payout of 47.48 percent of the targeted incentive compensation amount to each of our executive officers. The performance against the targets set in early 2012 and the resultant payments at approximately half of the targeted incentive compensation levels primarily reflect the challenges presented by the economic downturn in Europe persisting longer than anticipated and uncertainties in our BioMedical business related to delays in the Medicare competitive bidding process and European budgetary constraints, both of which had a stronger impact on our BioMedical business throughout 2012 than was anticipated in early 2012 when the incentive targets were set. The following table summarizes the fiscal 2012 payout opportunities that were available for each of our executive officers upon satisfaction of the annual threshold, incentive target and maximum performance measures and the actual payout of annual cash incentive payments for fiscal 2012:

	Annual Threshold Target		Annual Incentive Target		Annual Incentive Maximum		Actual 2012 Annual Incentive Payout
	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)	% of Base Salary	Amount ($)
Samuel F. Thomas	0%	0	130%	$910,000	195%	$1,365,000	61.7%	$432,090
Michael F. Biehl	0%	0	90%	328,500	135%	492,750	42.7%	155,980
Matthew J. Klaben	0%	0	65%	191,750	97.5%	287,625	30.9%	91,047
Kenneth J. Webster	0%	0	60%	126,000	90.0%	189,000	28.5%	59,828

The incentive payments were paid to the executives on March 15, 2013 and are included in the 2012 Summary Compensation Table. Payments made under the Incentive Compensation Plan that may exceed deduction limitations for non-performance-based compensation are intended to be exempt from the deduction limitations of Section 162(m) of the Internal Revenue Code in compliance with the exclusion from the deduction limitations of Section 162(m) of the Internal Revenue Code for performance-based compensation.

2013 Incentive Compensation Determinations. For fiscal year 2013, in accordance with our market median compensation philosophy for each element of compensation, the Base Targets for each executive were reduced again, as they were in 2012, and are as follows: (i) Mr. Thomas, 120% of base salary or $882,000 (down from 130% for 2012); (ii) Mr. Biehl, 80% or $316,000 (down from 90% for 2012); (iii) Mr. Klaben, 55% or $176,000 (down from 65% for 2012); and (iv) Mr. Webster, 50% or $122,500 (down from 60% for 2012). The performance measures established under our Incentive Compensation Plan for the 2013 fiscal year for executive officers are the same as 2012 and are operating income, net income and working capital, weighted for purposes of calculating the award at 65%, 15% and 20%, respectively. Specific threshold, target and maximum performance levels are different from those set in 2012. We believe that disclosing the specific performance levels to be used for determining annual bonuses would cause us competitive harm by potentially disrupting our customer relationships and providing competitors with insight into our business strategy, pricing margins, capabilities and current compensation for executive talent. In order to achieve performance levels set for fiscal year 2013, we believe we must achieve the following at threshold, 100% and maximum bonus levels:

•

To achieve the threshold levels set for fiscal year 2013, we believe we have to be successful in continuing to satisfy our customers and controlling our costs and working capital in an environment of increasing order volume and operational expansion, without new substantive negative macroeconomic or regulatory pressures, while capturing opportunities as they arise.

•

To achieve the 100% target levels, we would expect to have captured significantly increased orders and sales relative to long-term trends and successfully managed our costs and working capital, while identifying and exploiting significant opportunities to grow during 2013 with industry conditions, particularly with respect to our LNG business, in line with strong expectations, and conditions in our BioMedical business recovering later in 2013 consistent with our expectations.

•

To achieve maximum bonus levels, we believe it would require successfully identifying and executing on many opportunities to exploit our strengths during 2013, delivering substantially increased sales and significant cost and working capital efficiencies, along with stronger industry and macroeconomic conditions than expected during 2013, including for our LNG and BioMedical businesses.

In periods of rapidly changing market conditions it is difficult to forecast future Company performance with certainty and correspondingly difficult to set appropriate bonus targets tied to Company performance that are consistent with our overall compensation philosophy. Taking into consideration the Company’s overall compensation structure and compensation philosophy, the setting of targets at levels of profitability that would support corresponding incentive payouts, and the improving economic forecast and significant business growth expected for 2013, but with more uncertainty in some of our business lines than others, the Compensation Committee set the minimum threshold level to earn any incentive compensation award for 2013 at 80% of target performance and the maximum level at 120% of target performance, the same percentages as in 2012, with any incentive award interpolated at performance levels between threshold and 100% and between 100% and maximum.

Long-Term Incentive Compensation. The third primary element of the Company’s executive compensation program is long-term incentive awards. Equity-based compensation is an important component of the Company’s compensation strategy and an important tool for us with respect to attracting and retaining executive talent and aligning the interests of our executive officers with the interests of our stockholders. This goal has become increasingly more important to the Compensation Committee as the Company continues to address fundamental changes in its industries and their effect on the Company’s performance and stock price. The Compensation Committee monitors and evaluates the performance of the Company’s long-term incentive compensation awards and Company performance under the terms of prior awards against the Committee’s overall compensation philosophy and whether long-term incentive compensation awards are effectively serving the Company’s long-term compensation goals. In 2012, our long-term compensation awards were comprised of stock options, performance units and leveraged restricted share units. The leveraged restricted share units were added to the equity incentive compensation mix in 2012, replacing the restricted stock element present in 2011. In 2013, the Compensation Committee determined to keep the elements of equity compensation the same as those used in

2012. Under the Company’s equity incentive plans approved by stockholders, the Company also may grant awards of stock appreciation rights, restricted share units, and other stock-based grants, including shares of our Common Stock granted in the form of other equity and performance-based incentives, as may be deemed appropriate by the Compensation Committee. The Compensation Committee believes the primary benefit of equity-based awards is to motivate executives to increase stockholder value as equity-based awards generally only increase in value if the Company’s stock price increases from the time the awards are granted.

From 2007 to 2011, our equity-based awards were developed with analysis and advice of our former compensation consultant that transitioned us from providing primarily traditional stock option awards to a more balanced portfolio approach relying not only on stock options, but also elements tied to both performance relative to peers and performance goals set internally over a multi-year period. Our Compensation Committee relied on data provided by our former compensation consultant relative to making 2010 and 2011 equity awards, and our current compensation consultant relative to making 2012 and 2013 awards. On that basis, in 2010 the Committee chose to make long-term incentive compensation awards in which one half of the value of the total award at the time of grant was comprised of non-qualified stock options and the other half was comprised of restricted stock that vests ratably over a three-year period from the date of grant. In 2011 the Committee reintroduced performance units to the equity awards, the total target value of which at the time of grant was comprised of approximately 40% stock options, 30% restricted stock and 30% performance units. In both 2012 and 2013, the Committee made awards the total target value of which at the time of grant was comprised of approximately 35% stock options, 35% leveraged restricted share units and 30% performance units. The Committee believes that having a long-term equity award program consisting of several different types of awards serves to limit potential risks associated with the concentration of awards of any one particular type.

The following paragraphs further describe equity awards we granted to our executive officers in 2012 and 2013:

Stock Options. Stock option grants under the long-term incentive program are planned to be made annually at the discretion of the Compensation Committee and generally vest ratably over a four-year period, unless otherwise determined by the Compensation Committee. Continued service of the executive is required during the vesting period.

2012 Stock Option Awards. In our 2012 fiscal year, we awarded non-qualified stock options covering a total of 31,770 shares of Common Stock to our executive officers under the Chart Industries, Inc. 2009 Omnibus Equity Plan (the “Omnibus Equity Plan”), at an exercise price of $55.93 per share, as follows: (i) Mr. Thomas, 21,410; (ii) Mr. Biehl, 5,840; (iii) Mr. Klaben, 3,000; and (iv) Mr. Webster, 1,520. For a description of grant date fair values related to stock options granted to executive officers in 2012, and related valuation assumptions, see note (2) to “2012 Summary Compensation Table.”

2013 Stock Option Awards. On January 2, 2013, we awarded the following non-qualified stock options to executive officers under the Omnibus Equity Plan at an exercise price of $68.21 per share: (i) Mr. Thomas, 19,470; (ii) Mr. Biehl, 4,800; (iii) Mr. Klaben, 2,800; and (iv) Mr. Webster, 1,310.

In determining the number of stock options to grant to the executive officers in 2012 and 2013, the Compensation Committee considered, among other matters, the advice of its compensation consultant, prevailing option valuation methodologies, the expected value of the respective awards at varying grant levels, the impact of changes in the stock price and the competitiveness of the long-term compensation package at varying award levels relative to peer and survey data from its compensation consultant.

Performance Units. Long-term performance unit awards, which are intended to be paid in stock, are designed to align the interests of the executives with our longer-term strategic objectives and to reward the achievement of certain pre-determined objectives. Performance units are granted at the discretion of the Compensation Committee and vest based on the attainment of predefined performance goals over three-year performance periods. Threshold, target and maximum performance levels and corresponding payout levels for our performance are established for each performance cycle, with awards interpolated on a straight-line basis for performance between threshold and target and between target and maximum. In addition to performance requirements, the performance units contain transfer and certain other restrictions. Each performance unit represents a right to receive one share.

2012 Performance Unit Awards. Performance units were granted for 2012 to executive officers as follows (values reflect performance at 100% target): (i) Mr. Thomas, 7,580; (ii) Mr. Biehl, 2,060; (iii) Mr. Klaben, 1,060; and (iv) Mr. Webster, 540. For a description of grant date fair values related to performance units granted to executive officers in 2012, and related valuation assumptions, see the “2012 Summary Compensation Table.”

The performance units granted in 2012 vest based solely on our EBITDA growth relative to the EBITDA growth (“REBITDA”) of a 32-company peer group over a three-year performance period beginning in 2012 and ending on December 31, 2014. The peer group for the performance units granted in 2012 is comprised of the following 32 companies:

Acuity Brands, Inc.	Genco Shipping & Trading, LTD	PHI, Inc.

Ampco-Pittsburgh Corp.	Geokinetics, Inc.	Pioneer Drilling Company

Atwood Oceanics, Inc.	GulfMark Offshore, Inc.	Robbins & Myers, Inc.

AZZ Inc.	Helix Energy Solutions Group	Rowan Companies, Inc.

Bristow Group, Inc.	Helmerich & Payne, Inc.	Superior Energy Services, Inc.

Cal Dive International, Inc.	Hercules Offshore Services, Inc.	Tesco Corporation

Circor Intl., Inc.	Hornbeck Offshore Services, Inc.	Thomas & Betts Corporation

Columbus McKinnon Corp.	Key Energy Services, Inc.	Tidewater, Inc.

Core Laboratories, NV	Kirby Corporation	Valmont Industries, Inc.

Dresser-Rand Group Inc.	Oceaneering International	Woodward Governor Company

Excel Maritime Carriers, LTD	Parker Drilling Company

2013 Performance Unit Awards. On January 2, 2013, we awarded performance units to our executive officers as follows: (i) Mr. Thomas, 9,980; (ii) Mr. Biehl, 2,460; (iii) Mr. Klaben, 1,430; and (iv) Mr. Webster, 670. These performance units vest based solely on REBITDA performance over a three-year performance period beginning in 2013 and ending on December 31, 2015 compared to a 31-company peer group which, except for the subtraction of Thomas & Betts Corporation which was acquired by another company in 2012, is the same as the peer group used for the 2012 awards.

The Committee decided to base performance under 2012 and 2013 awards on REBITDA in order to emphasize Company earnings and cash flow performance relative to peers and rely less on other performance measures that are more directly impacted by stock price volatility and the unpredictability of the stock market in general. The performance units granted in 2012 and 2013 may be earned in a range between 50%, 100% and 200% of the number of units specified in the grant document, depending on whether Company performance meets the minimum performance threshold for each performance measure, meets the 100% target for each performance measure, or meets or exceeds the maximum target level for each performance measure for the performance period, respectively. In no event will the number of earned performance units exceed 200% of the number of units specified in the grant document. For the performance units awarded in 2012 and 2013, the threshold, target and maximum percentage rankings for REBITDA growth are 40%, 50% and 75%, respectively, relative to peer group performance. The Committee retains full discretion with respect to adjusting the targets for performance-vesting stock awards granted from time to time to respond to changes in market and economic conditions.

In determining the number of performance units to grant to the executive officers in 2012 and 2013, the Compensation Committee considered, among other matters, the advice of its compensation consultant, prevailing valuation methodologies, the expected value of the respective awards at varying grant levels, the impact of changes in the stock price and the competitiveness of the long-term compensation package at varying award levels relative to peer and survey data from its compensation consultant.

Because the 2012 and 2013 performance unit awards are based on our REBITDA performance relative to the companies relative to peer group performance, it is very difficult to predict the amount of awards that may be earned, if any, at the end of the performance periods based on REBITDA performance.

Leveraged Restricted Share Units. For 2012, the Compensation Committee approved a form of agreement to be used to grant leveraged restricted share units (“LRSUs”) from time to time to key employees under the Omnibus Equity Plan. The LRSUs were introduced in 2012 and replaced the restricted stock element of compensation that was included as a component equity compensation for our executive officers in 2010 and 2011. The LRSUs have certain attributes of restricted stock but are performance-based, unlike straight time-vesting restricted stock awards, because the number of LRSUs that vest is determined by the future price of the Company’s common stock relative to the price at the time of grant. Each LRSU represents the right to receive one share of the Company’s common stock subject to satisfaction of the vesting requirements set forth in the LRSU Agreement. LRSUs vest on the third anniversary of the date of grant. The shares of common stock subject to the LRSUs are paid to the grantee within 30 days of the vesting date.

The number of LRSUs that vest upon the end of the performance period will be based on the Company’s “absolute share price change” as of the vesting date. The “absolute share price change” will be determined by subtracting the twenty-day-average closing price of one share of the Company’s common stock as of the date of grant from the twenty-day average closing price per share as of the vesting date and then dividing the difference by the twenty-day-average closing price per share as of the date of grant. The absolute share price change, therefore, generally represents the percentage increase or decrease of the price of the Company’s common stock between the date of grant and the vesting date. If the absolute share price change is 100% or greater (i.e., the stock price has doubled), then 150% of the target number of LRSUs vest. If the absolute share price change is 0%, then the target number of LRSUs vest. If the absolute share price change is negative 50% or less, then 50% of the LRSUs vest. The vesting of the LRSUs is interpolated on a straight-line basis between these points.

2012 LRSU Awards. The Committee approved the grants of the following target number of LRSUs to the Company’s named executive officers effective January 3, 2012: (i) Mr. Thomas, 8,840; (ii) Mr. Biehl, 2,410; (iii) Mr. Klaben, 1,240; and (iv) Mr. Webster, 630.

2013 LRSU Awards. Effective January 2, 2013, The Committee approved the grants of the following target number of LRSUs to the Company’s named executive officers: (i) Mr. Thomas, 11,650; (ii) Mr. Biehl, 2,870; (iii) Mr. Klaben, 1,670; and (iv) Mr. Webster, 780.

In determining the number of LRSUs to grant to the executive officers in 2012 and 2013, the Compensation Committee considered, among other matters, the advice of its compensation consultant, prevailing valuation methodologies, the expected value of the respective awards at varying grant levels, the impact of changes in the stock price, and the competitiveness of the long-term compensation package at varying award levels relative to peer and survey data from its compensation consultant.

Deferred Compensation. In June 2010, the Compensation Committee adopted the Chart Industries, Inc. Voluntary Deferred Income Plan (the “Deferred Income Plan”) which became effective July 1, 2010. The adoption of the Deferred Income Plan is intended to make our retirement plan benefits more competitive relative to peers. The Deferred Income Plan amends and restates the Company’s prior Voluntary Deferred Income Plan to provide certain benefits to certain of the Company’s management and highly compensated employees, including the Company’s named executive officers, that are not otherwise provided under the Company’s qualified savings plan(s) due to statutory limitations. The Deferred Income Plan provides for, among other things:

•

participation for the year in which the participant is deferring (the “Deferral Year”) by (i) employees with base compensation and bonus actually paid or projected to be paid for the year prior to the Deferral Year at or above the maximum annual amount ($250,000 for 2012) that may be taken into account for purposes of the tax-qualified Chart Industries, Inc. 401(k) Investment and Savings Plan (the “Savings Plan”), and (ii) any employee who was deferring compensation as of June 30, 2010 under the prior Voluntary Deferred Income Plan;

•	deferrals of up to 100% of each participant’s base salary and bonus actually paid or due in the Deferral Year;

•

beginning in 2011, matching contributions on deferrals under the Deferred Income Plan made in accordance with the formula applicable to the participant under the Savings Plan but only with respect to the part of the participant’s compensation that exceeds the maximum annual amount, which was $250,000 for 2012;

•

beginning on July 1, 2010, profit sharing contributions (whether or not any compensation is actually deferred under the Deferred Income Plan) with respect to the part of the participant’s compensation that cannot be taken into account under the Savings Plan in accordance with the formula applicable to the participant under the Savings Plan. For 2012, profit sharing contributions were made only with respect to base pay earned if such base pay paid during the calendar year is greater than $250,000; and

•

automatic full vesting on participant deferrals, with matching contributions and profit sharing contributions vesting 20% per year of the participant’s service with the Company, with automatic full vesting after five years of service or, if earlier, attainment of age 65 (with participants already vested under the Savings Plan being fully vested under the Deferred Income Plan) or upon a change in control (as defined in the Deferred Income Plan).

In 2012, the Deferred Income Plan resulted in the following Company matching and profit sharing contributions for our executive officers: (i) Mr. Thomas, $195,827; (ii) Mr. Biehl, $53,989; (iii) Mr. Klaben, $31,886; and (iv) Mr. Webster, $9,590. Based on elections made by our executive officers for 2013 and the incentive compensation paid on March 15, 2013, we expect that the Deferred Income Plan will result in the following Company matching and profit sharing contributions for our executive officers for 2013: (i) Mr. Thomas, $79,388; (ii) Mr. Biehl, $29,068; (iii) Mr. Klaben, $14,976; and (iv) Mr. Webster, $1,785. These amounts are based on the irrevocable elections made by the executive officers in 2012 and their current contribution rates under the Savings Plan. To the extent their contribution elections change under the Savings Plan or other circumstances change, the 2013 amounts may vary from the amounts presented above.

The terms of our Deferred Income Plan are described below under “—2012 Nonqualified Deferred Compensation Table.” All of our executive officers participate in the Deferred Income Plan as certain profit sharing contributions will accrue to each participant regardless of whether any compensation is actually deferred under the Deferred Income Plan.

Other Benefits and Perquisites. Executive officers are eligible to participate in all of our employee benefit plans, including our Savings Plan, health, life and disability insurance, retirement, deferred compensation and fringe benefits, as well as any equity compensation plans, as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of the Company. Additionally, all of our executive officers receive automobile allowances. In accordance with the goal of competitively compensating our executive officers, we intend to continue to maintain competitive executive benefits and perquisites for officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable, subject to the applicable terms of the executive employment agreements.

Other Compensation Policies

Stock Ownership Guidelines. In 2007, the Compensation Committee implemented stock ownership guidelines for our senior executives as part of our equity compensation program. The guidelines were revised in October 2011 to raise the guideline levels of ownership of our Common Stock for our Chief Executive Officer to five times base salary. Our other executive officers remain at a multiple of one times base salary. Executives who do not meet the guidelines are expected to satisfy them within five years. At March 26, 2013, all of our executive officers satisfied our stock ownership guidelines. The ownership guidelines are intended to be administered and reviewed periodically by the Compensation Committee. For information regarding stock ownership guidelines for our directors, see “Director Compensation” below.

Certain Transactions in Company Stock—Hedging and Pledging Activities. Our Insider Trading Policy prohibits our directors, officers and employees from engaging in various hedging activities, including any transaction involving a put, call or other option (other than an option granted by the Company) on Company securities, except as may be pre-approved by the Board or a Committee thereof in a particular instance. No such pre-approved exceptions have been made under the policy to date. Directors, officers and employees are also specifically prohibited from selling any Company securities he or she does not own; i.e., he or she may not “sell short.” Furthermore, our Insider Trading Policy expressly prohibits our directors, officers and employees who are subject to trading windows under our Insider Trading Policy from holding Company securities in margin accounts or otherwise pledging Company securities as collateral for loans.

Option Grant and Equity Award Policies. For stock options granted under the Omnibus Equity Plan and our 2005 Stock Incentive Plan, the exercise price per share is equal to the fair market value on the applicable date of grant, which is defined for purposes of the Omnibus Equity Plan and 2005 Stock Incentive Plan as the closing price and the average of the closing bid and asked price, respectively, of the Common Stock quoted on NASDAQ on the date of grant.

Severance and Change in Control Payments

Our employment agreements with our executive officers contain severance and change in control provisions. The Compensation Committee believes that employment agreements with such provisions assist the Company in attracting and retaining executive talent. The benefits conferred in the current agreements range from one to three times the individual’s base salary plus target annual cash incentive compensation, and other benefits, and are effective for termination of employment (including constructive termination) outside of the change in control context, and in the event of both a change in control and termination of employment (including a constructive termination) within two years following the change of control (i.e. “double trigger”). Also, our severance provisions do not include excise tax gross-up provisions. The arrangements provide higher (three and two times base salary and annual incentive compensation for the CEO and CFO, respectively) multiples of compensation upon separation following a change in control for the Chief Executive Officer and Chief Financial Officer only. Severance multiples for our other executive officers are one times base salary and annual incentive compensation. The Compensation Committee believes that providing such enhanced benefits only to the Chief Executive and Chief Financial Officers provides sufficient protection for the Company in retaining its executive officers. For this purpose, a change in control would generally occur in any of the following instances (each a “Change in Control”):

•

a change in ownership of the Company by which any person, or more than one person acting as a group, acquires ownership of stock of the Company (or such an affiliate) constituting more than 50% of the total fair market value or total voting power of the Company’s outstanding Common Stock;

•

a change in effective control of the Company by which: (i) any one person, or more than one person acting as a group, acquires or has acquired during the most recent 12-month period ownership of stock of the Company possessing 30% or more total voting power of the Company’s outstanding Common Stock; or (ii) a majority of the Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors before the appointment or election; or

•

a change in the ownership of a substantial portion of the assets of the Company by which any one person, or more than one person acting as a group, acquires assets from the Company that have a gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of the Company prior to such acquisition.

In addition, immediately upon any change in control (as defined in our Deferred Income Plan) our executive officers’ interests in all amounts credited to their accounts under the plan will fully and immediately vest and become nonforfeitable to the extent not previously vested and nonforfeitable. All Company contributions credited to our executive officers’ accounts under or current Deferred Income Plan or any previous plan are currently vested and nonforfeitable as a result of their service time with the Company. In addition, our executive officers may receive payments under our Incentive Compensation Plan following a Change in Control if the Compensation Committee determines the performance criteria have been met.

For more information on Change in Control and severance benefits, see “Other Potential Post-Employment Payments” below.

Anticipated Changes in Executive Compensation

The Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”) contains certain provisions that will impact our executive compensation policies going forward and could require changes to our current executive compensation program, such as the provision pertaining to incentive compensation clawback policies.

2012 SUMMARY COMPENSATION TABLE

The following table and related notes and discussion summarize compensation earned for our 2010, 2011 and 2012 fiscal years by our four executive officers who served as executive officers during 2012, who we refer to as our “named executive officers,” presented in accordance with SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation (3)	All Other Compensation ($)(4)	Total ($)
Samuel F. Thomas (Chairman, Chief Executive Officer and President)	2012	$700,000	—	$1,016,664	$762,303	$432,090	$250,136	$3,161,193
	2011	650,000	—	946,971	799,269	1,181,895	138,309	3,716,444
	2010	600,000	—	778,955	559,672	512,010	65,093	2,515,730

Michael F. Biehl (Executive Vice President, Chief Financial Officer and Treasurer)	2012	$365,000	—	$276,805	$207,933	$155,980	$104,139	$1,109,857
	2011	300,000	—	207,036	174,984	363,660	73,431	1,119,111
	2010	270,000	—	166,663	130,515	153,603	36,594	757,375

Matthew J. Klaben (Vice President, General Counsel and Secretary)	2012	$295,000	—	$142,427	$106,815	$91,047	$85,363	$720,652
	2011	255,150	—	101,331	86,042	231,970	65,868	740,361
	2010	243,000	—	86,830	67,986	103,682	34,344	535,842

Kenneth J. Webster (Vice President, Chief Accounting Officer and Controller)(5)	2012	$210,000	—	$72,443	$54,120	$59,828	$62,914	$459,305
	2011	186,000	—	74,358	62,598	146,555	52,556	522,067
	2010	180,000	—	58,484	45,799	66,561	33,609	384,453

(1)	Stock awards consist of restricted stock awards (in 2010), performance unit and restricted stock awards (in 2011) and performance unit and leveraged restricted stock unit awards (in 2012), which were granted pursuant to Performance Unit Agreements, Restricted Stock Agreements and Leveraged Restricted Stock Unit Agreement, under our Omnibus Equity Plan and are subject to pre-determined performance requirements (in the case of the performance units and leveraged restricted stock units only), transfer restrictions and other restrictions specified in the Performance Unit Agreements, Restricted Stock Agreements and Leveraged Restricted Stock Unit Agreements. Each performance unit represents a right to receive one share, and the 2011 awards may be earned in a range of 50% to 150%, and the 2012 awards may be earned in a range of 50% to 200%, based on Company earnings growth relative to a peer group of companies, over a performance period ending on December 31, 2013 in the case of the 2011 awards and December 31, 2014 in the case of 2012 awards. The Company did not grant performance unit awards in 2010 and instead granted restricted stock awards that vest ratably over a three-year period from the date of grant. Each leveraged restricted stock unit represents the right to receive one share, and the units may be earned in a range of 50% to 150% based on the Company’s “absolute share price change” as of the third anniversary of the date of grant.

The dollar values shown in the Stock Awards Column above represent the aggregate grant date fair value of the performance unit, restricted stock and leveraged restricted stock unit awards granted in the fiscal year, as calculated in accordance with Financial Accounting Standards Board (“FASB”) ASC Topic 718, “Compensation—Stock Compensation.” Grant date fair value for restricted stock and performance unit awards is calculated using the closing stock price on the date of grant, $36.45 for 2011 and $55.93 for 2012. For the leveraged restricted stock units, the grant date fair value of $67.05 is calculated based on a Monte Carlo simulation model. The grant date fair value of the performance units and the leveraged restricted stock units assumes that target performance is achieved and vesting occurs at the 100% level. For the grant date fair value of the awards if maximum performance levels are achieved and the performance units vest at the 150% (2011 awards) or 200% (2012 awards) level or leveraged restricted stock units vest at the 150% level, see the tables below.

	Performance Units		Grant Date Fair Value at Maximum Performance Levels(x)
	Grant Date	Number of Units
Samuel F. Thomas	1/3/2012	7,580	$847,898
	1/3/2011	12,990	710,228

Michael F. Biehl	1/3/2012	2,060	$230,432
	1/3/2011	2,840	155,277

Matthew J. Klaben	1/3/2012	1,060	$118,572
	1/3/2011	1,390	75,998

Kenneth J. Webster	1/3/2012	540	$60,404
	1/3/2011	1,020	55,767

	Leveraged Restricted Stock Units		Grant Date Fair Value at Maximum Performance Levels(x)
	Grant Date	Number of Units
Samuel F. Thomas	1/3/2012	8,840	$889,072

Michael F. Biehl	1/3/2012	2,410	$242,383

Matthew J. Klaben	1/3/2012	1,240	$124,712

Kenneth J. Webster	1/3/2012	630	$63,361

(x)	We are unable to predict at this time at what levels our actual performance will meet the performance requirements for vesting for the 2011 and 2012 performance unit awards or for the 2012 leveraged restricted stock unit awards.

(2)	Stock option awards were granted pursuant to our Omnibus Equity Plan. The stock option awards become exercisable annually and ratably over four years after the date of grant. The amounts reported in the Option Awards column represent the aggregate grant date fair value of stock options granted in the applicable fiscal year, as calculated in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation”. The following assumptions were used in calculating the amounts listed:

The fair value of the options granted on January 4, 2010 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 3.0 percent; dividend yields of 0.0 percent; volatility factor of the expected market price of the Company’s Common Stock of 77.38 percent; and a weighted average expected life of 6.25 years for the options.

The fair value of the options granted on January 3, 2011 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 2.5 percent;

dividend yields of 0.0 percent; volatility factor of the expected market price of the Company’s Common Stock of 72.53 percent; and a weighted average expected life of 6.25 years for the options.

The fair value of the options granted on January 3, 2012 was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 1.15 percent; dividend yields of 0.0 percent; volatility factor of the expected market price of the Company’s Common Stock of 70.71 percent; and a weighted average expected life of 6.25 years for the options.

(3)	Reflects amounts of non-equity incentive compensation earned under our Incentive Compensation Plan. Our Compensation Committee determined that (i) our financial performance for 2010 achieved a weighted level of 56.89% of our 2010 performance measures; (ii) our financial performance for 2011 achieved a weighted level of 121.22% of our 2011 performance measures; and (iii) our financial performance for 2012 achieved a weighted level of 47.48% of our 2012 performance measures. We paid the cash incentive payments to our named executive officers on March 11, 2011, March 9, 2012 and March 15, 2013, respectively.

(4)	All Other Compensation includes the following payments made on behalf of our executive officers. All amounts are calculated based on the aggregate incremental actual cost, in dollars, to us of the benefit listed.

	Year	Perquisites and Other Personal Benefits ($)(x)	Company Contributions to Benefit Plans ($)(y)	Total ($)
Samuel F. Thomas	2012	$12,000	$238,136	$250,136
	2011	12,000	126,309	138,309
	2010	12,000	53,093	65,093

Michael F. Biehl	2012	$12,000	$92,139	$104,139
	2011	12,000	61,431	73,431
	2010	12,000	24,594	36,594

Matthew J. Klaben	2012	$9,750	$75,613	$85,363
	2011	9,750	56,118	65,868
	2010	9,750	24,594	34,344

Kenneth J. Webster	2012	$9,750	$53,164	$62,914
	2011	9,750	42,806	52,556
	2010	9,750	23,859	33,609

(x)	In 2010, 2011 and 2012, each of the named executive officers received an automobile allowance. The 2010, 2011 and 2012 amounts also include a taxable fringe benefit of $150 for Mr. Klaben and Mr. Webster.

(y)	Includes 401(k) plan matching and other contributions made by us for Messrs. Biehl, Klaben and Webster. For Mr. Thomas, includes 401(k) plan matching and other contributions in each year as well as $29,077, $82,531 and $195,827 in Company contributions made pursuant to the Deferred Income Plan for 2010, 2011 and 2012, respectively. For Messrs. Biehl, Klaben and Webster, the 2011 amount includes $18,774, $13,660 and $681, respectively, and the 2012 amount includes $53,989, $31,886 and $9,590, respectively, in Company contributions made pursuant to the Deferred Income Plan. See the “2012 Nonqualified Deferred Compensation Table” for more information about the executives’ deferred income plan payments.

(5)	On May 27, 2010, Mr. Webster was promoted to Vice President, Chief Accounting Officer and Controller. Mr. Webster’s annual base salary rate was increased from $163,800 to $180,000 effective June 1, 2010.

2012 GRANTS OF PLAN-BASED AWARDS TABLE

The following table and related notes and discussion summarize grants of equity and non-equity incentive compensation awards to our named executive officers for our 2012 fiscal year, presented in accordance with SEC rules.

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options(#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards (2)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Samuel F. Thomas	1/03/12	(3)								21,410	$55.93	$762,303
	1/03/12	(4)				4,420	8,840	13,260				592,715
	1/03/12	(5)				3,790	7,580	15,160				423,949
			—	$910,000	$1,365,000							—

Michael F. Biehl	1/03/12	(3)								5,840	$55.93	$207,933
	1/03/12	(4)				1,205	2,410	3,615				161,589
	1/03/12	(5)				1,030	2,060	4,120				115,216
			—	$328,500	$492,750							—

Matthew J. Klaben	1/03/12	(3)								3,000	$55.93	$106,815
	1/03/12	(4)				620	1,240	1,860				83,141
	1/03/12	(5)				530	1,060	2,120				59,286
			—	$191,750	$287,625							—

Kenneth J. Webster	1/03/12	(3)								1,520	$55.93	$54,120
	1/03/12	(4)				315	630	945				42,241
	1/03/12	(5)				270	540	1,080				30,202
			—	$126,000	$189,000							—

(1)	These columns show the potential payouts for each named executive officer based on performance goals set in the first quarter of 2012 under the Incentive Compensation Plan for fiscal year 2012. Detail regarding the actual award payouts for 2012 under the performance goals under the Incentive Compensation Plan is reported in the “2012 Summary Compensation Table” and is included in the Compensation Discussion and Analysis above.
(2)	The values included in this column represent the grant date fair value of stock and option awards computed in accordance with FASB ASC Topic 718, “Compensation—Stock Compensation.”
(3)	Nonqualified stock options granted pursuant to the Omnibus Equity Plan. These options vest with respect to one-fourth the total number of common shares underlying the stock options on each of the first four anniversaries of the grant date.
(4)	Leveraged restricted stock unit awards granted pursuant to the Omnibus Equity Plan. Detail regarding the leveraged restricted stock unit awards is reported in the “2012 Summary Compensation Table” and is included in the Compensation Discussion and Analysis.
(5)	Performance units granted pursuant to the Omnibus Equity Plan. Detail regarding the performance unit awards is reported in the “2012 Summary Compensation Table” and is included in the Compensation Discussion and Analysis.

Discussion of Summary Compensation Table and Grants of Plan-Based Awards Table

Description of Employment Agreements

Each of the Company’s current executive officers is employed pursuant to an employment agreement (the “Employment Agreements”) effective February 26, 2008. The Employment Agreements provide for an initial two-year employment term which automatically renews for additional one year periods. The Employment Agreements further provide for an automatic three-year extension in the event of a Change in Control of the Company. During the employment term, the executive is entitled to receive at least the base salary as provided in the Employment Agreement, together with the right to participate in the Company’s employee benefit plans, including health, life and disability insurance, retirement, deferred compensation and fringe benefits, as well as any incentive and equity compensation plans, as in effect from time to time, on the same basis as such plans are made available to other senior executives, and to receive a car allowance. Annual base salaries of the Company’s executive officers under their respective Employment Agreements for 2013 are set forth under “Compensation Discussion and Analysis—Elements of Compensation—2013 Base Salary Determinations” above.

Pursuant to the Employment Agreements, during the employment term, each executive is eligible to receive an annual bonus (an “Annual Bonus”) of up to one hundred fifty percent (150%) of a target amount designated for each executive, based upon a percentage of such executive’s annual base salary (the “Base Target”). Annual Bonuses are based upon the achievement of performance targets established by the Board of Directors, or a duly authorized committee thereof, no later than 90 days after the beginning of each fiscal year during the employment period. Annual Bonuses, if any, are payable within two and one-half months after the end of the applicable fiscal year. Annual Bonuses are determined in accordance with the terms of the Company’s Incentive Compensation Plan, as currently in effect and as it may be amended from time to time. In the event of an Incentive Plan Change in Control (as defined below under “Other Potential Post-Employment Payments-Payments made Following Change in Control”), the Annual Bonus may be pro-rated in accordance with the terms of the Incentive Compensation Plan. Base Targets of the Company’s executive officers under their respective Employment Agreements for 2012 are set forth above under “Compensation Discussion and Analysis—Elements of Compensation—2012 Incentive Compensation Determinations.”

Under the Employment Agreements, our executive officers are entitled to receive monthly automobile allowances for 2013 in the following amounts: (i) Mr. Thomas, $1,000; (ii) Mr. Biehl, $1,000; (iii) Mr. Klaben, $800; and (iv) Mr. Webster, $800.

Additionally, in connection with our initial public offering, consummated on July 31, 2006, we entered into amended and restated management stockholder’s agreements, effective as of April 1, 2006, with certain members of our management, including Messrs. Thomas, Biehl and Klaben.

Pursuant to and subject to the terms of the amended and restated management stockholder’s agreements, each of these executives has the opportunity to include in registered sales of our Common Stock (other than an initial public offering or relating to any employee benefit plan or corporate merger, acquisition or reorganization) and any shelf registration statement filed by us with respect to our Common Stock, all or any part of the “registrable securities” (as such term is defined in the amended and restated management stockholder’s agreements) then held by the executive. We will pay all of the expenses associated with an offering of such shares. Underwriting discounts will be shared proportionally.

For more terms, including post-termination payments and restrictive covenants, see “Other Potential Post-Employment Payments.”

Equity and Incentive Plan Awards

Chart Industries, Inc. 2009 Incentive Compensation Plan

Cash bonuses payable to the executive officers for 2010—2013 and if earned in 2013 are payable pursuant to performance measures set under the Incentive Compensation Plan, which was adopted by the Board of Directors and approved by our stockholders on May 19, 2009. The performance measures established under the Incentive Compensation Plan for fiscal years 2010—2013 for executive officers are operating income, net income and working capital. The Compensation Committee selected these measures to align executive officer cash bonus measures to measures that are believed to be meaningful indications of our performance for our public stockholders. Under these targets, our executive officers are eligible to earn a cash incentive bonus for our 2013 fiscal year if performance exceeds threshold amounts in an amount up to a pre-determined percentage, ranging from 75% to 180% of the executive officer’s base salary (with higher ranked officers eligible to receive a higher percentage of base salary), at maximum performance levels. Actual performance below the minimum performance threshold for a performance objective would result in no payment based on that objective. Our Compensation Committee has determined that our financial performance for 2012 achieved a weighted level of 47.48% of our 2012 performance measures, compared to a weighted level of 121.22% of our 2011 performance measures, and a weighted level of 56.89% for 2010. Accordingly, we paid the annual bonuses for 2012 to our named executive officers set forth in the 2012 Summary Compensation Table under the caption “Non-Equity Incentive Plan Compensation.”

Under the Incentive Compensation Plan, a performance period may be for a fiscal year or a multi-year cycle, as determined by the Compensation Committee, and performance objectives upon the attainment of which target incentive bonuses will be awarded may be based on one or more of certain performance criteria which may relate to us, one or more of our subsidiaries, our divisions or units, or any combination of the foregoing, and may be applied on an absolute basis or be relative to one or more peer group companies or indices, or any combination thereof, all as the Compensation Committee determines. The Compensation Committee may appropriately adjust any performance evaluation under a performance objective or objectives to reflect or exclude certain unusual events that may occur during the performance period. If there is an Incentive Plan Change in Control the Compensation Committee will determine promptly, in its discretion, whether and to what extent the performance criteria have been met or will be deemed to have been met for the year in which the Incentive Plan Change in Control occurs and for any completed performance period for which a determination under the plan has not been made. If the Committee determines the criteria have been met, participants will receive their bonuses as soon as practicable, but in no event more than 30 days after the determination.

Pursuant to the terms of the Incentive Compensation Plan, no executive officer or other participant may receive a bonus, with respect to any fiscal year, in excess of $5.0 million. The Compensation Committee has absolute discretion to reduce or eliminate the amount otherwise payable under the Incentive Compensation Plan and to establish rules or procedures which limit the amount payable to a participant to an amount that is less than the amount otherwise approved as that participant’s incentive bonus, except that following an Incentive Plan Change in Control the Compensation Committee continues to have such right only in the event that a participant engages in misconduct or materially fails to fulfill his or her duties, in each case, as determined by the Compensation Committee.

Chart Industries, Inc. Amended and Restated 2009 Omnibus Equity Plan and the Amended and Restated Chart Industries, Inc. 2005 Stock Incentive Plan

The Omnibus Equity Plan was initially adopted by our Board of Directors and approved by stockholders on May 19, 2009 and amended and restated effective May 24, 2012. The Omnibus Equity Plan is intended to replace our 2005 Stock Incentive Plan. The purpose of the Omnibus Equity Plan is to attract and retain skilled and qualified officers, employees and directors who are expected to contribute to our long-term success by providing long-term incentive compensation opportunities competitive with those made available by other companies, to motivate participants to achieve the long-term success and growth of the Company, to facilitate ownership of shares of the Company, and to align the interests of participants with those of our stockholders.

Both the Omnibus Equity Plan and the 2005 Stock Incentive Plan provide for grants of (1) stock options, (2) stock appreciation rights, (3) restricted stock, (4) restricted stock units, and (5) other stock-based grants, including shares of our Common Stock awarded to our non-employee directors, executive officers, other key employees and consultants. As of March 26, 2013, there were 649,674 shares reserved for issuance and 2,246,210 shares available for future awards under the Omnibus Equity Plan. As of March 26, 2013, there were 155,284 shares of Common Stock reserved for issuance under the 2005 Stock Incentive Plan. No new grants will be made under the 2005 Stock Incentive Plan, but we expect shares will be issued in the future under outstanding awards. For information about Common Stock issuable under the Omnibus Equity Plan and 2005 Stock Incentive Plan at December 31, 2012, see “Equity Compensation Plan Information.”

Both the Omnibus Equity Plan and 2005 Stock Incentive Plan are administered by our Board of Directors, which has delegated its duties and powers to our Compensation Committee. The Compensation Committee has the full power and authority to establish the terms and conditions of any award consistent with the provisions of the Omnibus Equity Plan or the 2005 Stock Incentive Plan and to waive any such terms and conditions at any time. The Compensation Committee is authorized to interpret the Omnibus Equity Plan and the 2005 Stock Incentive Plan, to establish, amend and rescind any rules and regulations relating to the Omnibus Equity Plan or the 2005 Stock Incentive Plan and to make any other determinations that it deems necessary or desirable for the administration of the Omnibus Equity Plan or the 2005 Stock Incentive Plan. The Compensation Committee is authorized to correct any defect or supply any omission or reconcile any inconsistency in either plan in the manner and to the extent the committee deems necessary or desirable.

An option holder may exercise an option by written notice and payment of the exercise price (1) in cash, (2) to the extent permitted by our Compensation Committee, by the surrender of a number of shares of Common Stock already owned by the option holder for at least six months (or such other period as established from time to time by the Committee consistent with the applicable plan), (3) in a combination of cash and shares of Common Stock (as qualified by clause (2)), (4) through the delivery of irrevocable instructions to a broker to sell shares obtained upon the exercise of the option and deliver to us an amount equal to the exercise price for the shares of Common Stock being purchased or (5) through such cashless exercise procedures as the Committee may permit. Holders who are subject to the withholding of federal and state income tax as a result of vesting, grant or exercise of an award under our Omnibus Equity Plan or 2005 Stock Incentive Plan may satisfy the income tax withholding obligation through the withholding of a portion of the shares of Common Stock to be received under such procedures as our Compensation Committee may approve.

2012 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table and related notes and discussion present information about equity awards held by our named executive officers at December 31, 2012.

	Option Awards(1)						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(14)
Samuel F. Thomas	64,264	(2)	—		$6.50	11/23/2015
	18,300	(3)	—		27.74	8/02/2017
	18,950	(4)	—		30.95	1/02/2018
	37,500	(5)	12,500	(5)	11.00	1/02/2019
	23,585	(6)	23,585	(6)	17.03	1/04/2020
	8,268	(7)	24,802	(7)	36.45	1/03/2021
	—		21,410	(8)	55.93	1/03/2022
	—		—		—	—	12,990	(9)	$866,303
							7,580	(10)	505,510
							14,474	(11)	965,271
							8,660	(12)	577,535
							8,840	(13)	589,540
Michael F. Biehl	—		2,438	(5)	11.00	1/02/2019
	—		5,500	(6)	17.03	1/04/2020
	—		5,430	(7)	36.45	1/03/2021
	—		5,840	(8)	55.93	1/03/2022
	—		—		—	—	2,840	(9)	189,400
							2,060	(10)	137,381
							3,097	(11)	206,539
							1,893	(12)	126,244
							2,410	(13)	160,723
Matthew J. Klaben	2,900	(3)	—		27.74	8/02/2017
	3,020	(4)	—		30.95	1/02/2018
	3,908	(5)	1,302	(5)	11.00	1/02/2019
	2,865	(6)	2,865	(6)	17.03	1/04/2020
	890	(7)	2,670	(7)	36.45	1/03/2021
	—		3,000	(8)	55.93	1/03/2022
	—		—		—	—	1,390	(9)	92,699
							1,060	(10)	70,691
							1,614	(11)	107,638
							927	(12)	61,822
							1,240	(13)	82,696
Kenneth J. Webster	—		840	(5)	11.00	1/02/2019
	965	(6)	1,930	(6)	17.03	1/04/2020
	648	(7)	1,942	(7)	36.45	1/03/2021
	—		1,520	(8)	55.93	1/03/2022
	—		—		—	—	1,020	(9)	68,024
							540	(10)	36,013
							1,087	(11)	72,492
							680	(12)	45,349
							630	(13)	42,015

(1)	The securities underlying options which were granted in 2010, 2011 and 2012 are also included in the aggregate grant date fair value in the “Option Awards” column of the 2012 Summary Compensation Table.
(2)	The securities underlying these options represent performance options granted under the 2005 Stock Incentive Plan. The performance options became exercisable upon the recognition of a net return by First Reserve, our then private equity owner, with respect to its investment in the Company in connection with the Company’s secondary offering in June 2007.
(3)	The securities underlying these options represent options granted on August 2, 2007 under the 2005 Stock Incentive Plan which vested annually in equal installments over four years based on continued service.
(4)	The securities underlying these options represent options granted on January 2, 2008 under the 2005 Stock Incentive Plan which vested annually in equal installments over four years based on continued service.
(5)	The securities underlying these options represent options granted on January 2, 2009 under the 2005 Stock Incentive Plan and vest annually in equal installments over four years based on continued service.
(6)	The securities underlying these options represent options granted on January 4, 2010 under the Omnibus Equity Plan and vest annually in equal installments over four years based on continued service.
(7)	The securities underlying these options represent options granted on January 3, 2011 under the Omnibus Equity Plan and vest annually in equal installments over four years based on continued service.
(8)	The securities underlying these options represent options granted on January 3, 2012 under the Omnibus Equity Plan and vest annually in equal installments over four years based on continued service. These stock options are also included in the “All Other Option Awards” column of the 2012 Grants of Plan-Based Awards Table.
(9)	These performance units were granted on January 3, 2011 pursuant to the Omnibus Equity Plan. Detail regarding the performance units is reported in the “2012 Summary Compensation Table.”
(10)	These performance units were granted on January 3, 2012 pursuant to the Omnibus Equity Plan. Detail regarding the performance units is reported in the “2012 Summary Compensation Table” and is included in the Compensation Discussion and Analysis. These performance unit awards are also included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2012 Grants of Plan-Based Awards Table.
(11)	These restricted stock awards were granted on February 22, 2010 pursuant to the Omnibus Equity Plan. The restricted stock awards vest in equal installments on each of the first three anniversaries of the date of grant. Detail regarding the restricted stock is reported in the “2012 Summary Compensation Table.”
(12)	These restricted stock awards were granted on January 3, 2011 pursuant to the Omnibus Equity Plan. The restricted stock awards vest in equal installments on each of the first three anniversaries of the date of grant. Detail regarding the restricted stock is reported in the “2012 Summary Compensation Table.”
(13)	These leveraged restricted stock unit awards were granted on January 3, 2012 pursuant to the Omnibus Equity Plan. Detail regarding the leveraged restricted stock units is reported in the “2012 Summary Compensation Table” and is included in the Compensation Discussion and Analysis. These leveraged restricted stock units are also included in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the 2012 Grants of Plan-Based Awards Table.
(14)	Calculated based on a December 31, 2012 closing price of $66.69 per share.

2012 OPTION EXERCISES AND STOCK VESTED TABLE

The following table presents information about the number of shares issued upon option exercises, restricted stock and performance unit vesting, and the value realized upon exercise or vesting, by our named executive officers in 2012.

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Samuel F. Thomas	180,000	$11,363,227	47,841	$3,066,316
Michael F. Biehl	8,622	396,112	14,025	906,734
Matthew J. Klaben	—	—	7,406	479,269
Kenneth J. Webster	4,380	195,672	4,856	313,774

(1)	Represents shares acquired in connection with the vesting on January 3, 2012 and on February 22, 2012 of one-third of the restricted stock awards granted on January 3, 2011 and February 22, 2010, respectively, as well as the vesting on February 23, 2012 of 111.05% of the performance unit awards granted on February 23, 2009.

2012 NONQUALIFIED DEFERRED COMPENSATION TABLE

The following table and related notes and discussion present information about the amount of compensation deferred, and the earnings accrued thereon, by our named executive officers in 2012. Pursuant to the terms of the Deferred Income Plan, on February 9, 2013 the Company made contributions in the amounts of $195,827, $53,989, $31,886 and $9,590 for 2012 for Messrs. Thomas, Biehl, Klaben and Webster, respectively, which are included in the “2012 Summary Compensation Table” under “All Other Compensation.”

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)
Samuel F. Thomas	$112,914	$195,827	$43,682	$—	$559,102	(2)
Michael F. Biehl	21,820	53,989	1,361	—	95,944
Matthew J. Klaben	13,918	31,886	4,881	—	72,224
Kenneth J. Webster	—	9,590	0	—	10,270

(1)	Balance includes amounts previously reported in the 2011 Nonqualified Deferred Compensation Table in the Company’s 2012 proxy statement for each individual in the following amounts: Mr. Thomas, $206,679, Mr. Biehl, $18,774, Mr. Klaben, $21,539 and Mr. Webster, $681.
(2)	Includes amounts deferred under the Company’s prior deferred income plan.

Pursuant to the Company’s Deferred Income Plan, eligible employees are entitled to elect to defer up to 100% of their compensation, consisting of total salary, bonuses and commissions or director and meeting fees payable in a calendar year. Regardless of the circumstances under which a participant’s relationship with the Company terminates, all deferrals made pursuant to the plan will be fully vested. Contributions made by the Company, and any gains or losses on such contributions, vest ratably after five years of service under the Deferred Income Plan. Generally, deferral elections are made by participants in the taxable year immediately prior to the taxable year to which the deferral pertains, and are effective as of the first day of such taxable year. The Deferred Income Plan is unfunded and all benefits under the plan are payable solely from the general assets of the Company.

Benefits under the Deferred Income Plan are payable upon the participant’s reaching his or her normal or early retirement date or termination of employment. Payments are made either in a lump sum, or in equal annual installments for a period of up to ten years, as designated by the participant at the time of deferral. Payments may be accelerated under the Deferred Income Plan in the event that (1) a “change in control” (as defined under the Deferred Income Plan) occurs; (2) a participant has an unforeseeable emergency; (3) a participant becomes disabled; or (4) death occurs prior to completion of payment of benefits. The Company would not expect to permit a participant to receive more than one distribution as a result of an unforeseeable emergency in any calendar year. A participant may also elect to receive an in-service distribution at the time of completing an election of deferral, and such payment is payable in a lump sum on the designated in-service withdrawal date. For information regarding post-termination payments under the plan, see “Other Potential Post-Employment Payments.”

Participants in the Deferred Income Plan may direct the investment of their balance held within the plan among a number of alternative investment fund options, and earnings and losses on participants’ investments are determined based on the individual performance of the underlying investment options. A participant may regularly change his or her investment allocation within the plan. A rabbi trust has been established under the plan to hold assets separate from our other assets for the purpose of paying future participant benefit obligations. Assets held in the rabbi trust are available to our general creditors in the event of our insolvency.

Notwithstanding anything in the Deferred Income Plan to the contrary, the Deferred Income Plan is administered in accordance with the requirements of, or to meet the requirements for exemption from, Section 409A of the Internal Revenue Code.

OTHER POTENTIAL POST-EMPLOYMENT PAYMENTS

The table below and related notes and discussion summarize certain information related to the amount of compensation payable to each of the named executive officers of our Company under their respective Employment Agreements in the event of termination of the executive’s employment due to resignation without good reason and termination for cause, involuntary termination without cause or resignation with good reason and not within two years after a Change in Control, death, disability or retirement, and involuntary termination without cause or resignation with good reason within two years after a Change in Control, and upon a Change in Control.

Payments made upon Involuntary Termination for “Cause” or Resignation without “Good Reason”

Salary, Bonus and Benefits. Pursuant to the terms of the Employment Agreements, in the event that a named executive officer is terminated by us for “Cause” or resigns without “Good Reason,” he is entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination. Under the terms of the Employment Agreements, “Cause” is defined as the executive’s willful failure to perform duties, commission of, or plea of guilty or no contest to a felony or crime involving moral turpitude, willful malfeasance or misconduct which is demonstrably injurious to us or our subsidiaries, material breach of the material terms of the agreement, commission of an act of gross negligence, corporate waste, disloyalty or unfaithfulness to us which adversely affects our business or that of our subsidiaries or affiliates, or any other act or course of conduct which will demonstrably have a material adverse effect on us or a subsidiary or an affiliate’s business. “Good Reason” is defined as: (i) a material diminution in executive’s base salary (excluding any general salary reduction similarly affecting substantially all other senior executives of the Company as a result of a material adverse change in the Company’s prospects or business); (ii) a material diminution in executive’s authority, duties, or responsibilities; (iii) a material change in the geographic location at which executive must perform services; or (iv) any other action or inaction that constitutes a material breach by the Company of the Employment Agreement.

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the named executive officers, in the event that a named executive officer is terminated by us for Cause or resigns without Good Reason, the unvested portion of all stock options will be cancelled.

Treatment of Performance Units. Under the terms of the performance unit agreements under which the performance units were awarded to the named executive officers, in the event that a named executive officer is terminated by us for Cause or resigns without Good Reason during the performance period, all performance units will be cancelled.

Treatment of Restricted Stock. Under the terms of the restricted stock agreements under which restricted stock was awarded to the named executive officers, in the event that a named executive officer is terminated by us for Cause or resigns without Good Reason, any unvested restricted stock will be cancelled.

Treatment of Leveraged Restricted Share Units. Under the terms of the leveraged restricted share unit agreements under which leveraged restricted share units were awarded to the named executive officers, in the event that a named executive officer is terminated by us for Cause or resigns without Good Reason during the performance period, any unvested leveraged restricted share units will be cancelled.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated due to (1) conviction of certain crimes enumerated in the Deferred Income Plan or (2) any breach of the duty of loyalty to us, any acts of omission in the performance of a participant’s Company duties not in good faith or which involve intentional misconduct or a knowing violation of law, or any transaction in the performance of a participant’s Company duties from which the participant derived an improper personal benefit (“Cause” under the Deferred Income Plan), the participant will not be entitled to receive any benefits or payments under the terms of the plan, other than the participant’s deferrals. If a participant’s employment is terminated for resignation without Good Reason, the participant will be entitled to receive benefits and payments based on the participant’s vested account.

Payments made upon Involuntary Termination Without Cause or Resignation for “Good Reason”

Salary, Bonus and Benefits. Pursuant to the terms of the Employment Agreements, in the event that a named executive officer is terminated by us without Cause or resigns for Good Reason not within two years of a Change in Control, he is entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination and, subject to the execution and delivery of a release of claims against us and compliance with the restrictive covenants described below under—“Restrictive Covenants that Apply During and After Termination of Employment”, (1) a lump sum payment equal to the following percentage of the executive’s base salary and target annual bonus: Mr. Thomas, 200%; Mr. Biehl, 150%; and all other officers, 100%; and (2) continued coverage under the Company’s group health plans for the following period, depending upon the executive’s position: Mr. Thomas, 24 months; Mr. Biehl, 18 months; and all other executives, 12 months. To the extent that continued coverage is not permissible under the terms of such plans beyond eighteen months, we may instead pay an amount equal to the premium subsidy we would have otherwise paid on the executive officer’s behalf for such coverage.

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the named executive officers, in the event that a named executive officer is terminated by us without Cause or resigns for Good Reason, any unvested stock options will be cancelled by us without consideration.

Treatment of Performance Units. Under the terms of the performance unit agreements under which the performance units were awarded to the named executive officers, in the event that a named executive officer is terminated by us without Cause or resigns for Good Reason during the performance period, all performance units will be cancelled.

Treatment of Restricted Stock. Under the terms of the restricted stock agreements under which restricted stock was awarded to the named executive officers, in the event that a named executive officer is terminated by us without Cause or resigns for Good Reason, any unvested restricted stock will be cancelled.

Treatment of Leveraged Restricted Share Units. Under the terms of the leveraged restricted share unit agreements under which leveraged restricted share units were awarded to the named executive officers, in the event that a named executive officer is terminated by us without Cause or resigns for Good Reason during the performance period, any unvested leveraged restricted share units will be cancelled.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated by us without Cause or by resignation for Good Reason, the participant will be entitled to receive benefits and payments based upon the participant’s vested account.

Payments made upon Termination by Reason of Death or Disability; Retirement

Salary, Bonus and Benefits. Pursuant to the terms of the Employment Agreements, in the event that a named executive officer is terminated by reason of death or ceases to be employed as a result of disability he will be entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination and, a pro rata portion of the annual bonus, if any, that the executive would have been entitled to receive for the year in which the termination occurs, based on our actual results for the year and the percentage of the fiscal year that has elapsed through the date of the executive’s termination of employment.

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the executive officers, in the event that a named executive officer is terminated due to death or disability, (x) any stock options awarded in 2005 or 2006 that would have vested in the calendar year in which such termination occurs, will become fully vested and (y) any stock options awarded in 2007 through 2013 will become immediately vested. Under the terms of the stock option agreements governing stock options awarded in 2007 through 2013, in the event a named executive officer is terminated due to retirement upon reaching the age of 60, provided the executive has completed 10 years of service with us (“Retirement”), the options will continue to vest and become exercisable as if the officer had remained employed. No named executive officer was eligible for Retirement on December 31, 2012, and accordingly, the table below does not present any benefits associated with Retirement.

Treatment of Performance Units. Under the terms of the performance unit agreements under which the performance units were awarded to the named executive officers, in the event that a named executive officer is terminated due to Retirement, death or disability during the performance period, the executive (or his or her beneficiary or beneficiaries) shall be entitled to a pro-rated number of units calculated by multiplying (x) by (y) where: (x) is the number of Shares, if any, that would have been earned by the executive as the result of the satisfaction of the performance requirements; and (y) is the number of months that the executive was employed (rounded up to the nearest whole number) during the performance period divided by the number of months in the performance period. No named executive officer was eligible for Retirement on December 31, 2012, and accordingly, the table below does not present any benefits associated with Retirement.

Treatment of Restricted Stock. Under the terms of the restricted stock agreements under which restricted stock was awarded to the named executive officers in 2010 and 2011, in the event that a named executive officer is terminated as a result of death or disability or as the result of the participant’s Retirement with the Committee’s approval, the restricted stock, together with any shares issued as a result of the investment of dividends attributable to the restricted stock will, to the extent not then vested and not previously canceled, immediately become fully vested as of the date of the death or disability or Retirement with Committee approval.

Treatment of Leveraged Restricted Share Units. Under the terms of the leveraged restricted share unit agreements under which leveraged restricted share units were awarded to the named executive officers, in the event that a named executive officer is terminated as a result of death or disability or as the result of Retirement with the Committee’s approval, 50% of the leveraged restricted share units, together with any shares issued as a result of the investment of dividends attributable to the leveraged restricted share units will, to the extent not then vested and not previously canceled, immediately become fully vested as of the date of the death or disability or Retirement with Committee approval. An additional pro-rated number of 50% of the leveraged restricted share units will vest as of the earlier of the original vesting date specified in the leveraged restricted share unit agreement or upon a Change in Control as defined in the leveraged restricted share unit agreement, with proration determined based on length of service during the performance period in a manner similar to our performance units.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated due to death or “disability”, the benefit payable to the participant under the Deferred Income Plan will fully vest, to the extent not previously vested. All our executive officers’ benefits under this plan are currently vested based on service with us.

Payments made upon Expiration of Employment Term

Salary, Bonus and Benefits. Pursuant to the terms of the Employment Agreements, in the event that the employment of a named executive officer is terminated upon expiration of the employment term without renewal, he will be entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination. No named executive officer’s Employment Agreement could have terminated on December 31, 2012, as a result of the rolling term of the agreement, since we could not have provided the required notice before expiration under the terms of the applicable agreement. Accordingly, no benefits are shown in the table below related to expiration of the Employment Agreement term on December 31, 2012.

Treatment of Nonqualified Stock Options. Under the terms of the stock option agreements under which the non-qualified stock options were awarded to the executive officers, in the event that the employment of a named executive officer is terminated upon expiration of the employment term without renewal, the unvested portion of all options will be cancelled by us without consideration.

Treatment of Performance Units. Under the terms of the performance unit agreements under which the performance units were awarded to the named executive officers, in the event that a named executive officer is terminated upon expiration of the employment term without renewal during the performance period, all performance units will be cancelled.

Treatment of Restricted Stock. Under the terms of the restricted stock agreements under which restricted stock was awarded to the named executive officers, in the event that a named executive officer is terminated upon expiration of the employment term without renewal, any unvested restricted stock will be cancelled.

Treatment of Leveraged Restricted Share Units. Under the terms of the leveraged restricted share unit agreements under which leveraged restricted share units were awarded to the named executive officers, in the event that a named executive officer is terminated upon expiration of the employment term without renewal, any unvested leveraged restricted share units will be cancelled.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event that a participant’s employment is terminated upon expiration of the employment term without renewal, the participant will be entitled to receive an amount equal to the participant’s vested account.

Payments made Following Change in Control

Salary, Bonus and Benefits. Pursuant to the terms of the Employment Agreements, in the event that a named executive officer is terminated by us without Cause or resigns for Good Reason within two years of a Change in Control, he is entitled to receive his base salary, annual bonus and benefits, including accrued but unpaid vacation, that are earned but unpaid as of the date of termination and, subject to the execution and delivery of a release of claims against us and compliance with the restrictive covenants described below under—“Restrictive Covenants that Apply During and After Termination of Employment”, (1) a lump sum payment equal to the following percentage of the executive’s base salary and target annual bonus: Mr. Thomas, 300%; Mr. Biehl, 200%; and all other officers, 100%; and (2) continued coverage under the Company’s group health plans for the following period: Mr. Thomas, 36 months; Mr. Biehl, 24 months; and all other executives, 12 months. The severance payments to be paid to the executive officers upon a termination of employment without Cause or for Good Reason within two years following a Change in Control may be reduced under the Employment Agreements if (x) the payments would result in the imposition of a “golden parachute” excise tax under the Internal Revenue Code Section 280G and (y) the reduced payments would result in the executive officer receiving a greater net after-tax payment.

Treatment of Nonqualified Stock Options. Under the terms of the 2005 Stock Incentive Plan and the Omnibus Equity Plan and the stock option agreements under which the non-qualified stock options were awarded to the named executive officers, in the event of the occurrence of any of the following events: (1) the sale or disposition, in one or a series of related transactions, of all or substantially all, of our assets to any person or group; (2) any person or group is or becomes the beneficial owner of more than 50% (30% in the case of the Omnibus Equity Plan and the Incentive Compensation Plan) of the total voting power of our voting stock, including by way of merger, consolidation, tender or exchange offer or otherwise; or (3) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board (together with any new directors whose election by such Board or whose nomination for election by our stockholders was approved by a vote of a majority of our directors, then still in office, who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board then in office (each, an “Incentive Plan Change in Control”), the stock options will immediately become fully vested and exercisable.

Treatment of Performance Units. Under the terms of the performance unit agreements under which the performance units were awarded to the named executive officers, in the event of an Incentive Plan Change in Control, (1) the performance requirements shall be deemed to have been satisfied at the greater of either: (i) the target level of the performance requirements as if the entire performance period had elapsed; or (ii) the level of actual achievement of the performance requirements as of the date of the Incentive Plan Change in Control; and (2) the appropriate number of shares, or, if the Committee so elects, cash, shall be issued or paid to the executive not later than 30 days after the date of the Incentive Plan Change in Control.

Treatment of Restricted Stock. Under the terms of the restricted stock agreements under which restricted stock was awarded to the named executive officers, in the event of an Incentive Plan Change in Control, the restricted stock, together with any shares issued as a result of the investment of dividends attributable to the restricted stock will, to the extent not then vested and not previously forfeited or canceled, immediately become fully vested as of the date of the Incentive Plan Change in Control.

Treatment of Leveraged Restricted Share Units. Under the terms of the leveraged restricted share unit agreements under which leveraged restricted share units were awarded to the named executive officers, in the event of an Incentive Plan Change in Control that also meets the definition of a change in control event under applicable regulations under Section 409A of the Internal Revenue Code, the leveraged restricted share units, together with any shares issued as a result of the investment of dividends attributable to the leveraged restricted share units will, to the extent not then vested and not previously forfeited or canceled, immediately become fully vested as of the date of the change in control in an amount equal to the greater of the target amount of leveraged restricted share units or the number of leveraged restricted share units that would have vested if vesting performance were measured on the day immediately preceding the change in control.

Treatment of Deferred Compensation. Under the terms of the Deferred Income Plan, in the event of a change of ownership or effective control of the Company within the meaning of Section 409A of the Internal Revenue Code, a participant’s interest in all amounts credited to the participant’s account under the plans will fully and immediately vest, become nonforfeitable and be distributed in a single lump sum.

Restrictive Covenants that Apply During and After Termination of Employment

Under the Employment Agreements, each executive is required to comply with certain restrictive covenants during his employment term and for the following period following the date of termination: Mr. Thomas, 24 months (extended to 36 months if Change in Control severance is received); Mr. Biehl, 18 months (extended to 24 months if Change in Control severance is received); and all other executives, 12 months (the “Restricted Period”). During the Restricted Period, the executive shall not, whether on the executive’s own behalf or on behalf of or in conjunction with any person, directly or indirectly compete with the Company or solicit customers or employees of the Company. In addition, the executive may not disclose any confidential information about the Company during or at any time following the employment period.

Potential Post-Employment Payments under the Employment Agreements

Assuming that the employment of each named executive officer was terminated under each of the following circumstances on December 31, 2012, the last business day of 2012, payments made and benefits provided would have the following estimated values:

	Involuntary Termination for Cause/Resignation by Executive without Good Reason	Involuntary Termination without Cause/Resignation by Executive for Good Reason	Disability/Death(9)	Change in Control(10)
Cash Severance(1)
Samuel F. Thomas	$—	$3,220,000	$—	$4,830,000
Michael F. Biehl	—	1,040,250	—	1,387,000
Matthew J. Klaben	—	486,750	—	486,750
Kenneth J. Webster	—	336,000	—	336,000

Annual Incentive Plan Bonus(2)
Samuel F. Thomas	—	—	432,090	432,090
Michael F. Biehl	—	—	155,980	155,980
Matthew J. Klaben	—	—	91,047	91,047
Kenneth J. Webster	—	—	59,828	59,828

Health and Welfare Benefits(3)
Samuel F. Thomas	—	38,107	—	59,823
Michael F. Biehl	—	24,631	—	33,103
Matthew J. Klaben	—	18,601	—	18,601
Kenneth J. Webster	—	18,601	—	18,601

Accelerated vesting of time options(4)
Samuel F. Thomas	—	—	2,847,740	2,847,740
Michael F. Biehl	—	—	635,888	635,888
Matthew J. Klaben	—	—	327,805	327,805
Kenneth J. Webster	—	—	217,704	217,704

Accelerated vesting of performance units(5)
Samuel F. Thomas	—	—	746,039	1,371,813
Michael F. Biehl	—	—	172,060	326,781
Matthew J. Klaben	—	—	85,363	163,390
Kenneth J. Webster	—	—	57,353	104,036

Accelerated vesting of restricted stock(6)
Samuel F. Thomas	—	—	1,542,806	1,542,806
Michael F. Biehl	—	—	332,783	332,783
Matthew J. Klaben	—	—	169,392	169,392
Kenneth J. Webster	—	—	117,841	117,841

Accelerated vesting of leveraged restricted share units(7)
Samuel F. Thomas	—	—	294,770	620,549
Michael F. Biehl	—	—	80,361	169,177
Matthew J. Klaben	—	—	41,348	87,045
Kenneth J. Webster	—	—	21,007	44,245

Deferred Compensation(8)
Samuel F. Thomas	—	—	—	—
Michael F. Biehl	—	—	—	—
Matthew J. Klaben	—	—	—	—
Kenneth J. Webster	—	—	—	—

TOTAL
Samuel F. Thomas	$—	$3,258,107	$5,863,445	$11,704,821
Michael F. Biehl	—	1,064,881	1,377,072	3,040,712
Matthew J. Klaben	—	505,351	714,955	1,344,030
Kenneth J. Webster	—	354,601	473,733	898,235

(1)	Cash severance amounts consist of a lump sum payment equal to the following percentage of the executive’s base salary and target annual bonus: Mr. Thomas, 200% (300% if after a Change in Control); Mr. Biehl, 150% (200% if after a Change in Control); and all other officers, 100%. The amounts in the table do not include accrued but unused vacation, since the policy governing vacation for the executive officers mandates the forfeiture of all accrued vacation for the current year not used by the end of the year, and each scenario assumed termination of employment on the last day of the year. In the event that an executive is terminated prior to the end of the fiscal year, the executive would be entitled to compensation for any unused vacation that could be used prior to the end of the fiscal year. Our executives are presently entitled to the following vacation benefits: Mr. Thomas, five weeks; Mr. Biehl, four weeks; Mr. Klaben, four weeks; and Mr. Webster, four weeks.
(2)	Our Incentive Compensation Plan, under which incentive bonuses were paid for 2012, generally requires a participant to be employed on the day of payment of the bonus, which was March 15, 2013. The bonus amounts payable under the incentive plan are based on the realization of 47.48% of our 2012 performance goals, as set forth under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” portion of the “2012 Grants of Plan-Base Awards Table” above and in the “2012 Summary Compensation Table” above. The Compensation Committee has the authority to exercise negative discretion under the Incentive Compensation Plan to reduce or eliminate incentive bonuses based on certain factors. See “Discussion of Summary Compensation Table and Grants of Plan Based Awards Table—Equity and Incentive Plan Awards—Chart Industries, Inc. 2009 Incentive Compensation Plan” for additional information about the Compensation Committee’s negative discretion under the Incentive Compensation Plan. The presentation in the table assumes the Compensation Committee did not exercise such negative discretion, which is also limited following an Incentive Plan Change in Control.
(3)	Health and welfare benefits consist of health care and dental. These benefits after termination of employment for 2012 have been calculated based on actual cost to us for 2012. For each year following 2012, costs are approximated based on the actual cost for 2012 plus an assumed 5% annual increase in medical benefits cost and an assumed 3% annual increase in dental benefit cost.
(4)	The value of the stock options that vest upon death or disability or an Incentive Plan Change in Control represents the difference between the aggregate market value of the shares underlying the unvested portion of these options on December 31, 2012, at $66.69 per share, the closing price of our Common Stock on that day, and the aggregate exercise price of the option.
(5)	In the event of termination due to disability or death, the executive (or his or her beneficiary) is entitled to a pro-rated number of performance units, calculated by multiplying (x) by (y) where: (x) is the number of units, if any, that would have been earned by the executive as the result of the satisfaction of the performance requirements; and (y) is the number of months that the executive was employed (rounded up to the nearest whole number) during the performance period divided by the total number of months in each performance period. With respect to death or disability, the table reflects the current assumption that the performance units granted in 2011 and 2012 will vest at 100% of target levels, even though we are unable to accurately predict the actual performance of the 2011 and 2012 performance unit awards. See “Compensation Discussion and Analysis—Elements of Compensation—Long-Term Incentive Compensation” above for more information about these assumptions. Whether or to what extent awards actually will be earned depends on future events. The value of the performance units upon an Incentive Plan Change in Control represents the product of (i) the total number of units earned at satisfaction of the target level performance requirements as if the entire performance period had elapsed, and (ii) $66.69 per share, the closing price of our Common Stock on December 31, 2012.
(6)	The value of the restricted stock awards that vest upon death or disability or an Incentive Plan Change in Control represents the aggregate market value of the shares underlying the unvested portion of the restricted stock awards on December 31, 2012, at $66.69 per share, the closing price of our Common Stock on that day.
(7)

With respect to disability or death, the executive is entitled to immediate vesting of 50% of the target amount of the original leveraged restricted share unit (“LRSU”) award, which is reflected in the table, plus a pro rata amount as of the original vesting date that is not reflected in the table as it is based on our stock price performance for the entire performance period which we cannot predict at this time. With respect to an Incentive Plan Change in Control, the executive is entitled to the immediate vesting of the greater of the target amount of LRSUs or the amount of LRSUs that would have vested if the original vesting date was the day immediately preceding the Incentive Plan Change in Control. Accordingly, the table reflects the vesting of 105.26% of the 2012 LRSU awards based on the absolute share price change of 10.52% from the date of grant to December 30, 2012, calculated as provided under the LRSU agreements. In each case, closing price of our Common Stock on December 31, 2012, $66.69 per share, is used to value any shares that would vest.
(8)	The Company does not provide above-market returns on any participant balances in the Deferred Income Plans. The executive officers all received Company contributions under the Deferred Compensation Plan for 2012. Since the executives are fully vested in these amounts, they are not recognized in the table. For specific deferred compensation balances, see “—2012 Nonqualified Deferred Compensation Table.”
(9)	No named executive officer was eligible for Retirement on December 31, 2012, and accordingly, the table does not present any benefits associated with Retirement.
(10)	Assumes termination of employment results from resignation for Good Reason or Involuntary Termination without Cause within two years following a Change in Control.

2012 DIRECTOR COMPENSATION TABLE

The following table and related notes and discussion summarize compensation paid to our non-employee directors for our 2012 fiscal year, presented in accordance with SEC rules.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Total ($)
W. Douglas Brown	$87,250	$61,250	$148,500
Richard E. Goodrich	80,250	61,250	141,500
Steven W. Krablin	89,250	61,250	150,500
Michael W. Press	93,250	61,250	154,500
James M. Tidwell	79,250	61,250	140,500
Thomas L. Williams	79,250	61,250	140,500

Director Compensation

Directors who are also employees do not receive any additional compensation for services performed as a member of our Board of Directors or any committees thereof. As of July 1, 2012, we raised our annual cash retainer for our non-employee directors from $50,000 to $62,500 annually and the annual value of our equity awards from $60,000 to $62,500 annually in order to more competitively compensate our directors relative to peers. We pay the annual retainer in equal quarterly installments, and grant quarterly to each non-employee director stock awards valued at $15,625 on the date of grant, which are fully vested on the date of grant. Awards for 2012 were made pursuant to our Omnibus Equity Plan. The receipt of stock may be deferred by each director until a later fiscal year after the grant date, or, if elected, until the earlier of the January following separation of service from the board or the occurrence of a change in control, in all cases to the extent permitted under Section 409A of the Internal Revenue Code.

In addition to the compensation described above, our lead independent director receives an annual retainer of $10,000, the chairperson of our Audit Committee receives an additional $8,000 annual retainer, the chairperson of our Compensation Committee receives an additional $8,000 annual retainer and the chairperson of our Nominations and Corporate Governance Committee receives an additional $5,000 annual retainer, in each case paid in equal quarterly installments. Additionally, we pay our non-employee directors a fee of $2,000 for Board meetings scheduled to be held in person and a fee of $1,000 for Board meetings scheduled to be held telephonically. In connection with meetings of the committees of our Board of Directors, we pay our committee members a fee of $1,000 per committee meeting. In addition, our stock ownership guidelines provide that directors must accumulate investments of at least three times the value of their annual cash retainer in our Common Stock during their first 36 months on our Board. The stock ownership guidelines also require our directors to maintain investments in Company stock at the director guideline level after the expiration of the 36 month period. Shares of our Common Stock issuable upon settlement of stock units or granted as quarterly stock grants will count towards the requirement. As of March 26, 2013, all of our directors meet the ownership guidelines.

Equity grants in the form of stock awards made to our non-employee directors were granted and reflected in our consolidated financial statements, based upon the applicable accounting guidance, at fair market value of our Common Stock on the date of grant. Other than with respect to regular quarterly stock awards made to our non-employee directors as described above, we do not have any program, plan or policy which requires us to grant equity compensation on specified dates.

Compensation Committee Interlocks and Insider Participation

Our Compensation Committee consists of W. Douglas Brown, Richard E. Goodrich, Steven W. Krablin and Thomas L. Williams. None of Messrs. Brown, Goodrich, Krablin or Williams is a present or past employee or officer of ours or any of our subsidiaries. None of our executive officers has served on the Board of Directors or Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served on our Board of Directors or Compensation Committee.

AUDIT COMMITTEE REPORT

The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, and the performance of the Company’s internal audit function and independent registered public accounting firm. The Audit Committee’s activities are governed by a written charter adopted by the Board of Directors.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2012 Annual Report on SEC Form 10-K with the Company’s management and Ernst & Young LLP, the independent registered public accounting firm for fiscal 2012.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board (United States) in Rule 3200T regarding “Communication with Audit Committees.” In addition, the Audit Committee has discussed with Ernst & Young LLP the firm’s independence from the Company and its management, including the matters in the written disclosures and letter from Ernst & Young LLP pursuant to the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered accountant’s communications with the Audit Committee concerning independence, which the Company has received.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on SEC Form 10-K for the fiscal year ended December 31, 2012, for filing with the Securities and Exchange Commission.

The Audit Committee has determined that the rendering of pre-approved non-audit services by Ernst & Young LLP was compatible with maintaining the registered public accounting firm’s independence.

Submitted by the Audit Committee of the Board of Directors as of February 21, 2013.

Steven W. Krablin, Chairman

Richard E. Goodrich

Michael W. Press

James M. Tidwell

PRINCIPAL ACCOUNTING FEES AND SERVICES

The Audit Committee has reviewed the audit fees of the independent registered public accounting firm. For work performed in regard to fiscal years 2012 and 2011, the Company paid Ernst & Young LLP the following fees for services, as categorized below:

	Fiscal Year 2012	Fiscal Year 2011
Audit fees(1)	$1,513,450	$1,802,200
Audit-related fees(2)	$146,500	$111,239
Tax fees(3)	$242,732	$290,413
All other fees(4)	$1,920	$2,000
Total fees	$1,904,602	$2,205,852

(1)	Includes fees for audit services principally relating to the annual audit, quarterly reviews, statutory audits required internationally and registration statements.
(2)	Includes fees for services related to our acquisition activity in 2012 and 2011.
(3)	Tax compliance, tax advice and tax planning.
(4)	All other services not reported under (1) through (3). The fees listed above represent a subscription fee for online technical accounting guidance.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting of Stockholders. The representative will be given an opportunity to make a statement if desired and to respond to questions regarding Ernst & Young LLP’s examination of our consolidated financial statements and records for the year ended December 31, 2012.

Our Board has a policy to assure the independence of its independent registered public accounting firm. Prior to the audit of each fiscal year, the Audit Committee receives a written report from Ernst & Young LLP describing the elements expected to be performed in the course of its audit of the Company’s financial statements for the coming year. All audit-related services, tax services and other services were pre-approved for 2012 by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee has selected Ernst & Young LLP to audit our 2013 financial statements.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2012 about our Common Stock that may be issued upon the exercise of options, warrants and rights granted under all of our existing equity compensation plans, including our Omnibus Equity Plan and our 2005 Stock Incentive Plan.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	908,073	$24.21	2,445,939
Equity compensation plans not approved by security holders	—	—	—
Total	908,073	$24.21	2,445,939

(1)	The amount in column (a) includes: (i) 748,893 shares issuable upon the exercise of outstanding stock options; (ii) 8,758 shares subject to vested stock units; (iii) 138,100 shares issuable upon achievement of maximum targets for performance unit and leveraged restricted share unit awards; and (iv) 12,322 shares issuable upon vesting of restricted stock units to foreign grantees in lieu of restricted stock.
(2)	The weighted average exercise price of outstanding options, warrants and rights does not take into account stock unit awards or performance unit awards since these awards do not have an exercise price.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s officers and directors and persons who own 10% or more of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and 10% or greater stockholders are required by SEC regulations to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, the Company believes that all of its officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2012.

RELATED PARTY TRANSACTIONS

On March 27, 2007, our Board of Directors adopted written Related Party Transaction Policies and Procedures (the “Policy”), which provides that it is the policy of the Company not to enter into any “Related Party Transaction” (as such term is defined in the Policy) with one of our executive officers, directors or director nominees, or stockholders known to beneficially own over 5% of a class of our voting securities or their related persons, unless either (i) the Audit Committee approves the transaction in accordance with the guidelines set forth in the Policy or (ii) the transaction is approved by a majority of the Company’s disinterested directors. Such Related Party Transactions shall be disclosed in the Company’s SEC filings as and to the extent required by applicable SEC rules and regulations.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP as our independent registered public accounting firm to audit our financial statements for the year ending December 31, 2013. The Board of Directors recommends ratification of the Audit Committee’s appointment of Ernst & Young LLP.

The selection of Ernst & Young LLP as our independent registered public accounting firm is not required to be submitted to a vote of our stockholders for ratification; however, we are submitting the appointment of Ernst & Young LLP to the Company’s stockholders for ratification as a matter of good corporate practice and in order to provide a method by which stockholders may communicate their opinion to the Audit Committee. The Sarbanes-Oxley Act of 2002 requires that the Audit Committee be directly responsible for the appointment, compensation and oversight of our independent registered public accounting firm. If our stockholders fail to vote on an advisory basis in favor of the selection, the Audit Committee will reconsider whether to retain Ernst & Young LLP, and may retain that firm or another firm without re-submitting the matter to our stockholders. Even if our stockholders ratify the appointment, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the interests of our stockholders.

Our Board of Directors unanimously recommends a vote FOR Proposal No. 2 to ratify the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal 2013.

PROPOSAL 3—APPROVAL, ON AN ADVISORY BASIS, OF THE COMPANY’S

EXECUTIVE COMPENSATION

In this Proposal 3, as required by Section 14A of the Exchange Act and pursuant to Rule 14a-21(a) promulgated thereunder, we are providing our stockholders the opportunity to cast an advisory (non-binding) vote to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC.

Although the vote is advisory only and is non-binding, the Compensation Committee and the Board value the opinions of our stockholders and will consider the outcome of the vote when making future compensation decisions. Under current Board policy, the stockholder vote for advisory approval of named executive officer compensation will occur annually. The next such vote will occur at our 2014 annual meeting of stockholders.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement, our executive compensation program is designed to:

•	create and enhance stockholder value by attracting and retaining key executive talent;

•	align our executive officers’ incentives with stockholder value creation by tying compensation to the achievement of measurable operational and strategic objectives; and

•	award compensation at levels commensurate with each executive officer’s performance, experience and responsibilities.

Our programs seek to align executive compensation with shareholder value on an annual and long-term basis through a combination of base pay, annual incentives and long-term incentives, with appropriate governance policies to mitigate risks associated with our programs. Our annual incentives are strongly performance based, with cash amounts that are tied directly to our annual financial performance. In addition, long-term incentive awards for 2012 were comprised of a mix of stock options, performance units and leveraged restricted share units, which link executive compensation directly to stockholder value and long-term performance while providing meaningful retention incentives. We believe our compensation programs have been effective in achieving our short-and long-term goals.

In 2012, we focused on expanding our business to accommodate increased demand, particularly with respect to our LNG related equipment. We continued to foster a strong balance sheet and generate more than sufficient cash flow to support our business and its growth despite significant obstacles during the year related to softness in our European operations and, later in the year, in our BioMedical business. We also completed another significant strategic acquisition, acquiring AirSep Corporation in late August 2012. We plan to take advantage of other strategic organic growth opportunities and acquisitions when such opportunities arise and we are well positioned to realize new opportunities as the markets for our products continue to grow. We believe we have been successful in creating a strong and profitable cash generating base that is highly leverageable to an environment of increased demand.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the Company’s stockholders approve the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2013 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2012 Summary Compensation Table and the other related tables and disclosure.”

Our Board of Directors unanimously recommends a vote FOR Proposal No. 3 to approve the compensation of the named executive officers as disclosed in this proxy statement.

STOCKHOLDER PROPOSALS FOR 2014 ANNUAL MEETING

From time to time, stockholders present proposals that may be proper subjects for inclusion in the proxy statement and for consideration at an Annual Meeting. To be included in the proxy for the Annual Meeting for 2014, proposals must be received by the Company no later than December 10, 2013. Proposals for inclusion in the proxy statement must comply with the Exchange Act, including Rule 14a-8, as well as with our By-Laws.

Pursuant to the Company’s By-Laws, stockholders may present proposals that are proper subjects for consideration at an annual meeting of stockholders. Our By-Laws require all stockholders who intend to make proposals at an annual stockholders meeting to submit their proposals to the Company not less than 90 calendar days nor more than the 120 calendar days prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. To be eligible for consideration at the 2014 Annual Meeting, proposals that have not been received by December 10, 2013 must be received by the Company between January 23, 2014 and February 22, 2014. In the event the date of the 2014 Annual Meeting is changed by more than 25 calendar days from the first anniversary of the 2013 Annual Meeting, stockholder notice must be received not later than the close of business on the 10th calendar day following the date on which notice of the Annual Meeting was mailed or public announcement of the date is made, whichever first occurs. These provisions are intended to allow all stockholders to have an opportunity to consider business expected to be raised at the meeting.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

The Board is not aware of any other business to be presented for a vote of the stockholders at the Annual Meeting. If any other matters are properly presented for a vote, the people named as proxies will have discretionary authority, to the extent permitted by law, to vote on such matters according to their best judgment.

The chairman of the Annual Meeting may refuse to allow presentation of a proposal or nominee for the Board if the proposal or nominee was not properly submitted.

********************

Upon the receipt of a written request from any stockholder entitled to vote at the forthcoming Annual Meeting, the Company will mail, at no charge to the stockholder, a copy of the Company’s Annual Report on Form 10-K, including the financial statements and schedules required to be filed with the Commission pursuant to Rule 13a-1 under the Exchange Act for the Company’s most recent fiscal year. Requests from beneficial owners of the Company’s voting securities must set forth a good-faith representation that as of the record date for the Annual Meeting, the person making the request was the beneficial owner of securities entitled to vote at such Annual Meeting. Written requests for the Annual Report on Form 10-K should be directed to our Secretary at One Infinity Corporate Centre Drive, Suite 300, Garfield Heights, Ohio 44125.

It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. YOU, THEREFORE, ARE URGED TO COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE OR SUBMIT A PROXY BY TELEPHONE OR THE INTERNET BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD. Stockholders who are present at the meeting may revoke their proxies and vote in person or, if they prefer, may abstain from voting in person and allow their proxies to be voted.

Samuel F. Thomas

Chairman, Chief Executive Officer and President

Garfield Heights, Ohio

ATTN: CORPORATE SECRETARY ONE INFINITY CORPORATE CENTRE DRIVE SUITE 300 GARFIELD HEIGHTS, OH 44125

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by Chart Industries, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE- 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M57052-P36513 KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — –
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

CHART INDUSTRIES, INC.			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
Vote on Directors
(1)	Election of the following nominees to serve on the Board of Directors of the Company:		☐	☐	☐
Nominees:
	01) Samuel F. Thomas 02) W. Douglas Brown 03) Richard E. Goodrich 04) Steven W. Krablin	05) Michael W. Press 06) James M. Tidwell 07) Thomas L. Williams

	Vote on Proposals						For	Against	Abstain

(2)	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.						☐	☐	☐

(3)	Approval, on an advisory basis, of the Company’s executive compensation.						☐	☐	☐

In their discretion to act on any other matters that may properly come before the meeting.
The Board of Directors recommends you vote “FOR” the nominees and “FOR” proposals (2) and (3) above.

				Yes	No
Please indicate if you plan to attend this meeting.				☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]				Date		Signature (Joint Owners)	Date

    YOUR VOTE IS IMPORTANT

Regardless of whether you plan to attend the Annual Meeting of Stockholders, you can be sure the shares of Common Stock are represented at the meeting by promptly returning the proxy in the enclosed envelope.

(Continued from reverse side)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 23, 2013:

The Proxy Statement and Annual Report are available at www.chartindustries.com/proxy2013

ä        If you have not voted via the Internet or telephone, please fold and detach card at

perforation and return the bottom portion in the enclosed envelope.        ä

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — –

M57053-P36513

CHART INDUSTRIES, INC. PROXY FOR COMMON STOCK Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting of Stockholders on May 23, 2013

The undersigned hereby (i) appoints Michael F. Biehl and Matthew J. Klaben, and each of them, his true and lawful agents and proxy holders with full power of substitution in each to appear and vote all of the Common Stock of Chart Industries, Inc. (the “Company”) that the undersigned will be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Company’s offices located at One Infinity Corporate Centre Drive, 1st Floor, Garfield Heights, Ohio 44125-5370 on May 23, 2013 at 9:00 a.m., Eastern Time, and at any adjournments or postponements thereof, hereby revoking any and all proxies heretofore given, and (ii) authorizes and directs said proxy holders to vote all of the Common Stock of the Company represented by this proxy as indicated on the reverse side.

The shares of Common Stock represented by this proxy will be voted as indicated in the spaces on the reverse. To the extent that no directions are given with respect to a proposal on the reverse, the shares of Common Stock represented by this proxy will be voted “FOR” the election of the seven nominees to serve on the Board of Directors, “FOR” the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm and “FOR” the approval, on an advisory basis, of the Company’s executive compensation. The shares of Common Stock represented by this proxy will be voted in the discretion of the proxy holders on all other matters properly brought before the Annual Meeting and any adjournments or postponements thereof.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE. The proxy holders cannot vote the shares of Common Stock unless you sign and return this card.

Please date, sign and return promptly in the accompanying envelope.